Dated July 1, 1998




                             (1) CHARLES BAYNES PLC

                              (2) WESTPARK LIMITED

                (3) PACIFIC AEROSPACE & ELECTRONICS (UK) LIMITED

                    (4) PACIFIC AEROSPACE & ELECTRONICS, INC.





                           SHARE ACQUISITION AGREEMENT

                                   relating to

                            AEROMET INTERNATIONAL PLC






                            Travers Smith Braithwaite
                                  10 Snow Hill
                                 London EC1A 2AL

                             Telephone 0171-248 9133

         CONTENTS

Clause of Agreement                                                         Page

1        Definitions and interpretation                                       1
2        Sale of Shares                                                       6
3        Consideration and Condition                                          7
4        Warranties                                                           8
5        Purchaser's and Guarantor's warranties                              13
6        Announcements and confidentiality                                   14
7        Completion                                                          15
8        Covenants                                                           17
9        Costs                                                               20
10       Restrictive Trade Practices Act 1976                                20
11       Guarantee                                                           21
12       Guarantee by Charles Baynes                                         22
13       Termination                                                         23
14       Properties                                                          23
15       General                                                             24
16       Notices                                                             25
17       Applicable law and jurisdiction                                     26

Schedules

1        Particulars of the Vendor, Charles Baynes, the Purchaser and the
         Guarantor
2        Particulars of the Company and the Subsidiary Undertakings
3        Completion obligations
4        General Warranties
5        Warranties relating to Taxation
6        Licensed and Listed Intellectual Property
7        Properties

Documents in the approved terms

Tax Deed
Letters of resignation
Board minutes of the Group Companies
Power of attorney
Birmingham Lease
Birmingham Car Parking Licence
Deeds of Guarantee and Variation
Option Agreement
Property Leases
Deed of Change of Trustee
Letter pursuant to Clause 7.5
Letter in relation to ongoing trading arrangements
Letter in relation to John McConnell
Letter regarding stamp duty

Annexures

1        Accounts
2        Announcements
3        Management Accounts
4        Offering Circular
5        List of Customers/Suppliers
6        List of foreign exchange agreements

THIS AGREEMENT is made on               1998

BETWEEN:-

(1) CHARLES BAYNES PLC, particulars of which are set out in Part I of Schedule 1 ("Charles Baynes");

(2) WESTPARK LIMITED, particulars of which are set out in Part II of Schedule I ("the Vendor");

(3) PACIFIC AEROSPACE & ELECTRONICS (UK) LIMITED particulars of which are set out in Part III of Schedule 1 ("the Purchaser"); and

(4) PACIFIC AEROSPACE & ELECTRONICS, INC., particulars of which are set out in
Part IV of Schedule 1 ("the Guarantor").

WHEREAS:-

(A)  Particulars of the Company and the Subsidiary Undertakings are set out in
     Schedule 2.

(B) The Vendor has agreed to sell and the Purchaser has agreed to purchase the Shares on the terms set out in this Agreement.

(C) Immediately prior to Completion, the Purchaser will lend to Aeromet such amount as will enable Aeromet to repay the Intra Group Debt.

(D) The Vendor will sell and the Purchaser will buy in accordance with the terms of this Agreement the Company free from the Intra Group Debt, any borrowings (including finance leases) or cash other than Approved Debt.

IT IS AGREED as follows:-

1.  Definitions and interpretation

1.1 The following words and expressions where used in this Agreement (including in the Recitals and the Schedules) have the meanings given to them below:-

Accounts the audited balance sheet of each Group Company as at the Accounts Date and the audited profit and loss account of each Group Company for the financial year ended on the Accounts Date, together in each case with the related notes, directors' report and auditors' report, a copy of each of which comprises Annexure 1;

Accounts Date                          31 December 1997;

Aeromet                                Aeromet International PLC;

Announcements                          announcements to the London Stock
                                       Exchange and the United States public
                                       securities markets for release to the
                                       market and the press in the form of the
                                       drafts comprising Annexure 2;

Approved Debt                          the Finance Lease Debt and the Bank
                                       Overdraft;

Bank Overdraft                         the amount owing to Barclays Bank plc by
                                       the Company at close of business on the
                                       day prior to Completion adjusted to
                                       reflect cheques and deposits in the
                                       course of clearance;

Birmingham Car Parking Licence         the car parking licence in respect of the
                                       Birmingham Property in the approved terms to be entered into by Charles Baynes and the Company upon Completion;

Birmingham Lease                       the lease in respect of the Birmingham
                                       Property in the approved terms to be
                                       entered into between Charles Baynes and
                                       Aeromet upon Completion;

Birmingham Property                    all those premises at Tame Road, Witton
                                       Birmingham currently occupied by the
                                       Company and to be demised by the
                                       Birmingham Lease, as referred to in
                                       paragraph 1 of Schedule 7;

Business Day                           a weekday, other than a Saturday, on
                                       which clearing banks are ordinarily open for business in the City of London and in the city of Seattle, Washington State;

Companies Act                          the Companies Act 1985;

Company Aeromet International PLC, details of which are set out in Part I of Schedule 2;

Completion                             the performance of the obligations to
                                       complete the sale and purchase of the
                                       Shares in accordance with this Agreement;

Completion Date                        not later than the third Business Day
                                       following the date on which the condition specified in Clause 3.5 is satisfied;

Company Intellectual Property          Intellectual Property owned by the Group
                                       and Intellectual Property owned by third parties which the Group uses;

Deeds of Guarantee and Variation       deeds of guarantee and variation in
                                       respect of those Properties referred to
                                       in paragraphs 2, 4 and 5 of Schedule 7 in the approved terms to be entered into upon Completion and between the Guarantor
                                       (1) and Charles Baynes (2);

Disclosure Letter                      the letter of the same date as this
                                       Agreement (including its annexures) from the Vendor to the Purchaser containing the disclosures to the Warranties;

EEC Treaty                             the Treaty establishing the European
                                       Economic Community;

Finance Lease Debt                     the capitalised amount (determined in
                                       accordance with the Company's normal
                                       accounting policies) of the Company's
                                       indebtedness under the finance leases
                                       (whose particulars are set out in the
                                       Disclosure Letter) as at the close of
                                       business on the day prior to Completion;

Group the Company and the Subsidiary Undertakings and "Group Company" means any of such companies;

ICTA 1988                              the Income and Corporation Taxes Act
                                       1988;

Intellectual Property                  patents, trade marks, registered designs,
                                       applications for any of the foregoing,
                                       copyright, unregistered trade marks,
                                       database rights, design rights and rights analogous to any of the foregoing, trade and business names, rights in confidential information (including confidential formulae, processes and know how) howsoever arising and any right or
                                       interest in any of the foregoing;

Intra Group Debt                       amounts owing on inter company account at
                                       the close of business on the day prior to Completion by any member of the Group to any member of the Vendor Group other than debt incurred for goods or services supplied;

Licensed Intellectual Property         Intellectual Property owned by third
                                       parties which the Group or any member
                                       thereof is permitted to use or exercise, details of which and the agreements relating to which are listed in Part I of
                                       Schedule 6;

Listed Intellectual Property           that Intellectual Property owned by the
                                       Group which is listed in Part II of
                                       Schedule 6;

London Stock Exchange                  London Stock Exchange Limited;

Management Accounts                    the unaudited profit and loss account for
                                       Aeromet for the five months ended 31 May
                                       1998 and the unaudited balance sheet of
                                       the Company as at that date comprising
                                       Annexure 3;

Offering Circular                      the document comprising Annexure 4 and
                                       any updated supplement thereto;

Option Agreement                       an Option Agreement in the approved terms
                                       to be entered into upon Completion
                                       between Charles Baynes (1) and the
                                       Purchaser (2);

Properties                             all that leasehold property of Aeromet
                                       details of which appear in Schedule 7;

Property Leases                        the leases in the approved terms entered
                                       into between Charles Baynes and Aeromet
                                       on 30 June 1998 in respect of those
                                       Properties referred to in paragraphs 2, 4 and 5 of Schedule 7;

Purchaser's Solicitors                 Macfarlanes, 10 Norwich Street, London
                                       EC4A 1BD;

Shares the 1,000,000 issued ordinary shares of 10p in the capital of the Company (comprising the entire issued share capital) to be acquired by the Purchaser in accordance with the terms of this Agreement;

Subsidiary Undertakings                the subsidiary undertakings of the
                                       Company, details of which are set out in
                                       Part II of Schedule 2;

Tax Deed the deed in the approved terms relating to taxation to be executed at Completion;

Territory                              the United Kingdom, the United States of
                                       America and any territory in which the
                                       Company carries on its business on the
                                       date of this Agreement;

Unit H Lease                           the underlease dated 21 March 1996 made
                                       between Wolseley Centers Limited (1) and
                                       Kent Aerospace Castings plc (2) of Unit H
                                       Cosgrove Close, Worcester for the term of 25 years from 25 March 1978 (less 3 days);

Unregistered Mark                      the unregistered mark "Aeromet";

Vendor Group the group of companies comprising Charles Baynes and each subsidiary of Charles Baynes, excluding the Company and the Subsidiary Undertakings (and "Vendor Group member" and "member of the Vendor Group" shall be construed accordingly);

Vendors' Solicitors                    Travers Smith Braithwaite of 10 Snow
                                       Hill, London EC1A 2AL;

Warranties                             the representations and warranties set
                                       out in Schedules 4 and 5;

Warrantors                             the Vendor and Charles Baynes.

1.2 Where used in this Agreement the terms "subsidiary", "subsidiary undertaking", "holding company", "financial year" and "director" shall have the meanings respectively attributed to them by the Companies Act at the date of this Agreement; the term "recognised investment exchange" shall have the meaning attributed to it by Part V of the Financial Services Act 1986 at the date of this Agreement; the term "connected person" shall have the meaning attributed to it by section 839 ICTA 1988 at the date of this Agreement and the words "connected with" shall be construed accordingly; the term "taxation" shall have the meaning attributed to "Taxation" in the Tax Deed; and the expressions "for taxation purposes" and "Taxation Authority" shall have the meanings respectively attributed to them in the Tax Deed.

1.3 A reference to any statutory provision in this Agreement:-


     1.3.1 includes any order, instrument, plan, regulation, permission and direction made or issued under such statutory provision or deriving validity from it;

     1.3.2 shall be construed as a reference to such statutory provision as in force at the date hereof; and

     1.3.3 shall also be construed as a reference to any statutory provision of which such statutory provision is a re-enactment or consolidation.

1.4 The headings in this Agreement are for convenience only and shall not affect its meaning.

1.5 References to a clause, Schedule or paragraph are (unless otherwise stated) to a clause of and Schedule to this Agreement and to a paragraph of the relevant Schedule.

1.6 A document expressed to be "in the approved terms" means a document, the terms, conditions and form of which have been agreed by the parties to this Agreement and a copy of which has been identified as such and initialled by or on behalf of each of the parties.

1.7 A document expressed to be an "Annexure" means a document a copy of which has been identified as such and initialled by or on behalf of each of the parties.

1.8 Words importing one gender shall (where appropriate) include any other gender and words importing the singular shall (where appropriate) include the plural and vice versa.

2. Sale of Shares

2.1 The Vendor shall sell or procure to be sold with full title guarantee and the Purchaser shall purchase the Shares free from all liens, charges, encumbrances, equities and claims whatsoever and together with all rights now or hereafter attaching to them, in each case upon the terms of this Agreement.

2.2 The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase of all of the Shares is completed simultaneously.

2.3 The Vendor irrevocably and unconditionally waives and agrees to procure the waiver of all rights of pre-emption or other restrictions on transfer which may exist, whether under the Articles of Association of the Company or the Subsidiary Undertakings or otherwise, in respect of the transfer to the Purchaser or its nominee(s) of the Shares or any of them and shall execute and deliver or procure the execution and delivery of all such deeds of waiver in respect thereof as the Purchaser may require.

3.  Consideration and Condition

3.1 The consideration for the sale and purchase of the Shares shall be a sum equal to (pound)42 million less the amount of the Intra Group Debt and the Approved Debt and shall be payable in cash on Completion ("the Shares Consideration").

3.2 Any amount paid in respect of a breach of any of the Warranties or under the Tax Deed shall be deemed to give rise to a corresponding reduction in the Shares Consideration.

3.3 Immediately prior to Completion the Vendor shall deliver to the Purchaser a statement showing the amount of the Intra Group Debt, the Bank Overdraft and the Finance Lease Debt.

3.4 The Vendor hereby covenants to hold the Purchaser, for itself and as trustee for each of the members of the Group, indemnified in respect of any and all sums which any Group Company is required to pay to any person in respect of any borrowing or indebtedness in the nature of borrowing, including bank overdrafts, liabilities under acceptances (other than normal trade bills) or acceptance credits, hire purchase commitments or obligations under finance leases other than the Intra Group Debt and the Approved Debt of that or any other Group Company (excluding, for the avoidance of doubt, debts incurred in the ordinary course of business including debts to suppliers and other providers of services, and customer pre-payments) which is outstanding at Completion.

3.5 Completion shall be conditional upon the closing of the offering proposed to be made by the Guarantor pursuant to the Offering Circular and the raising by the Guarantor of net proceeds from such offering of not less than US$70 million.

3.6 If the condition set out in Clause 3.5 shall not have been satisfied by 31 July 1998, this Agreement (except for the provisions of this Clause and of Clauses 1, 6.2 to 6.6 (inclusive), 9, 15, 16 and 17) shall be null and void and of no further effect.

3.7 The Purchaser shall be entitled in its absolute discretion to waive in whole or part the condition set out in Clause 3.5.

3.8 The Guarantor shall take all steps (which in its reasonable opinion (arrived at in good faith) it considers necessary) to secure satisfaction of the condition in Clause 3.5 and shall promptly supply Charles Baynes with such information and documentation as Charles Baynes may reasonably require in connection therewith. The Guarantor shall as soon as practicable notify Charles Baynes of satisfaction of the condition in Clause 3.5. Unless the Purchaser shall have exercised its rights under Clause 3.7 the Guarantor shall notify Charles Baynes if it becomes apparent to the Guarantor that closing of the Offering will not take place prior to 31 July 1998 in which case this Agreement shall terminate upon service of such notice and shall thereupon be null and void and of no further effect (except that the provisions of this Clause and of Clauses 1, 6.2 to 6.6 (inclusive), 9, 15, 16 and 17 shall continue to apply notwithstanding such termination).

4. Warranties

4.1 The Warrantors, upon the execution of this Agreement, represent and warrant to the Purchaser that, subject to Clause 4.2, each of the Warranties:-

4.1.1     is at the date of this Agreement true and accurate and not misleading;
          and

4.1.2 is not to be affected or limited by any previous or other disclosures, express or implied, to, or investigation by, the Guarantors, the Purchaser, or any of their officers, representatives or professional advisers.

4.2 The Warranties are given subject to matters fairly disclosed in the Disclosure Letter and shall continue in full force and effect notwithstanding Completion.

4.3 The Vendor hereby covenants to hold the Purchaser, for itself and as trustee for each member of the Group, indemnified in respect of any breach of warranty
20.3.2 save in respect of any indebtedness or other liabilities (actual or contingent) referred to therein which were in existence as at the date of the transfer by the relevant Subsidiary Undertaking of its business to the Company or have arisen in the ordinary course of the carrying out of such business since that date or which are in respect of Taxation (as defined in the Tax Deed).

4.4 The Warrantors acknowledge that the Purchaser has entered into this Agreement in reliance on representations in the terms of the Warranties made by the Warrantors with the intention of inducing the Purchaser to enter into this Agreement and that accordingly the Purchaser has been induced by those representations to enter into this Agreement.

4.5 Where any statement in the Warranties is qualified by the expression "to the best of the knowledge, information and belief of the Warrantors" or "so far as the Warrantors are aware" or any similar expression, the Warrantors shall be deemed to have knowledge or be aware only of those matters within the knowledge of John Perkins, Eddie Price, Duncan Crighton and John McConnell ("the relevant individuals") and that expression shall be deemed to include a warranty by the Warrantors that the statement has been made by the Warrantors after all (or some) of the relevant individuals had made reasonable enquiries in respect of the subject matter of such Warranty.

4.6 Each of the Warranties shall be separate and independent and, save as expressly provided, shall not be limited by reference to or inference from any other Warranty or any other provision in this Agreement.

4.7 The Warrantors undertake not to exercise any right of counterclaim or set-off or any other claim or right of recovery against any Group Company or any of such companies' officers and employees or John McConnell in relation to any claim which may be made in respect of the Warranties or under the Tax Deed, save where such claim arises as a result of the fraud or wilful default of any such officer or employee or John McConnell.

4.8 The Warrantors shall be under no liability:-

     4.8.1 in respect of any claim for breach of the Warranties (other than those contained in Schedule 5) unless written notice of the claim identifying if practicable its source and reasonable details of the circumstances giving rise to the claim as then known to the Purchaser shall have been given by or on behalf of the Purchaser to Charles Baynes prior to 31 December 1999 and any such claim which may be made shall be deemed to be withdrawn (if it has not been previously satisfied, settled or withdrawn) on the expiry of 12 months commencing on the date on which notice of the claim shall be given in accordance with this Agreement unless legal proceedings in respect thereof have been commenced against the Vendor or Charles Baynes and for this purpose such legal proceedings shall not be deemed to have been commenced unless they have been both issued and served on the Vendor or Charles Baynes; and

     4.8.2 in respect of any claim for breach of the Warranties contained in
     Schedule 5 or pursuant to the terms of the Tax Deed unless written notice of the claim has been given by or on behalf of the Purchaser to the Vendor or Charles Baynes on or before the date which is six calendar months after the end of the latest of the accounting periods of the Group Companies to end six years after the Completion Date.

4.9 The Warrantors shall not be liable in respect of any claim for breach of the Warranties or pursuant to the terms of the Tax Deed, whether by virtue of a judgment of a court of competent jurisdiction, an arbitral award or an admission in writing signed by either of them, unless the loss thereby sustained (together with the aggregate amount of losses sustained arising from previous claims (if any)) shall exceed a total sum of (pound)1,000,000 in which event the whole of the amounts in respect of such claim or claims shall be recoverable and not merely the excess over (pound)1,000,000 (and, for the avoidance of doubt, thereafter all amounts in respect of any further claim or claims shall be recoverable). This clause shall not apply to a claim under clause 2.2.9 of the Tax Deed.

4.10 The aggregate liability of the Vendor and Charles Baynes for breach of the Warranties and for claims pursuant to the terms of the Tax Deed shall not in any event exceed the amount of (pound)42 million.

4.11 The Warrantors shall not be liable for any breach of the Warranties to the extent that the specific loss occasioned by the circumstances giving rise to such breach has been recovered under the Tax Deed and shall not be liable for any claim pursuant to the Tax Deed to the extent that the specific loss occasioned by the circumstances giving rise to such claim has been recovered under the Warranties.

4.12 The Purchaser shall as soon as reasonably practicable inform Charles Baynes in writing of any fact, matter, event or circumstance ("claim against the Group") which comes to its notice or to the notice of the Company or a Subsidiary Undertaking and to the notice of a director of the Purchaser or of the Company or of a Subsidiary Undertaking whereby it appears in the reasonable opinion of the Purchaser that the Vendor or Charles Baynes are or may become liable in respect of a breach of any of the Warranties and shall in relation thereto:-

     4.12.1 consult with Charles Baynes in good faith as to the way in which the claim against the Group might be avoided, resolved, mitigated, settled or compromised and so far as reasonably practicable afford to Charles Baynes an opportunity to propose to the Purchaser a method of resolving, mitigating, settling or compromising the same;

     4.12.2 make no admission of liability to, or any agreement, settlement or compromise with, any third party without the prior written consent of Charles Baynes;

     4.12.3 at the written request of Charles Baynes and on being indemnified accordingly to the reasonable satisfaction of the Purchaser in respect of all losses, claims, demands, costs and expenses ("Losses") which may thereby be incurred, take or procure that the Company or the Subsidiary Undertaking concerned shall so far as reasonably practicable take such action as Charles Baynes may reasonably require to avoid, dispute, resist, mitigate, settle, compromise or defend the claim against the Group and render or cause to be rendered to Charles Baynes and its advisers all such assistance (including providing access to all information and documentation and to employees of the Company and the Subsidiary Undertakings) as Charles Baynes and its advisers may reasonably require in connection with the same;

     4.12.4 without prejudice to the generality of clause 4.12.3, permit Charles Baynes, upon its providing indemnities reasonably satisfactory to the Purchaser for all Losses which may thereby be incurred, to have the conduct of all proceedings relating to the claim against the Group including the appointment of solicitors or other professional advisers and the making of any settlement or compromise thereof, provided that (and without prejudice to clause 4.20) the Purchaser shall not be required to take any action pursuant to this Clause 4.12 which would harm its or any Group Company's commercial relationship (potential or actual) with that person.

4.13 No liability shall attach to the Warrantors in respect of a breach of any of the Warranties to the extent that:-

     4.13.1 any specific provision, allowance or reserve in respect of the matters giving rise to such breach has been made in the Accounts or the Management Accounts;

     4.13.2 such claim arises as a consequence of a change in the law enacted after the date of this Agreement;

     4.13.3 any claim in respect of a breach of any of the Warranties arises as a result of any provision or reserve made in respect thereof in the Accounts or in the Management Accounts being insufficient by reason of any increase in rates of taxation made after the date of this Agreement or as a result of the retrospective imposition of taxation as a consequence of a change in the law or the published practice of a

     Revenue authority enacted or introduced after the date of this Agreement;

     4.13.4 (and in respect only of those Warranties in Schedule 5) the breach or the events giving rise to such breach would not have arisen but for any failure on the part of the Purchaser or any other member of the group of companies of which the Purchaser is a member (including the Company and the Subsidiary Undertakings or any of them) to make any claim, election, surrender or disclaimer or give any notice or consent to do any other thing after Completion, in each case the making, giving or doing of which was taken into account in preparing the Accounts and is disclosed in the Disclosure Letter as requiring such action;

     4.13.5 any losses arising from a claim in respect of a breach of any of the Warranties is recoverable under a policy of insurance of the Company and/or any Group Company ("the Insuring Parties") in force on the date when such breach occurred, provided that:

          4.13.5.1 in limiting the liability of the Warrantors under this clause, there shall be deducted from the amounts recoverable any increase in premiums payable by the Insuring Parties on any relevant insurance policy by reason of such recovery being made;

          4.13.5.2 the Insuring Parties are under no obligation to maintain any policy of insurance after Completion; and

          4.13.5.3 nothing in this Clause 4.13.5 shall require the Purchaser to delay making any claim or bringing proceedings against the Warrantors pending settlement of such insurance claim if such delay would or might reasonably jeopardise the Purchaser's rights hereunder; or

     4.13.6 such liability is contingent unless and until such contingent liability becomes an actual liability and is due and payable provided that this Clause shall not prejudice any claim in respect of which notice given in accordance with Clause 4.8 in respect of a liability which at that time is contingent only.

4.14 The Warrantors shall not be liable in respect of any breach of the Warranties or pursuant to the Tax Deed in respect of all and any matters resulting from a change of accounting policy or practice of the Purchaser or any other member of the group of companies of which the Purchaser is a member (including the Company and the Subsidiary Undertakings of any of them) introduced after Completion.

4.15 If the Purchaser or any Group Company is or may be entitled to recover from a third party other than an employee of the Company or a Subsidiary Undertaking any sum in respect of any matter giving rise to a claim for breach of any of the Warranties or a claim under the Tax Deed, the Purchaser shall procure on being indemnified accordingly to the reasonable satisfaction of the Purchaser in respect of all costs and expenses which are thereby incurred that all reasonable steps are taken to enforce the recovery thereof and, if any sum is so recovered, then the amount payable by the Vendor or Charles Baynes in respect of such claim shall be reduced by an amount equal to the sum so recovered provided that neither the Purchaser nor any Group Company shall be required to take any action pursuant to this Clause 4.15 which would harm its or any Group Company's commercial relationship (potential or actual) with that or any other person. In the event of the Vendor or Charles Baynes having paid to the Purchaser or any member of the group of companies of which the Purchaser is a member (including the Company and the Subsidiary Undertakings or any of them) an amount in respect of a claim for breach of any of the Warranties or a claim under the Tax Deed and subsequent to the date of making such payment the Purchaser or any other member of such group (including the Company and the Subsidiary Undertakings or any of them) recovers from a third party a sum which relates to that payment, then the Purchaser shall as soon as reasonably practicable repay or procure the repayment by such group member to the Vendor or Charles Baynes of so much of the amount paid by the third party as does not exceed the sum paid by the Vendor or Charles Baynes to the Purchaser or other such group member.

4.16 The Vendor and Charles Baynes shall not be liable for breach of any of the Warranties to the extent that the subject of the claim has been made good or is otherwise compensated for, in either such case, to the reasonable satisfaction of the Purchaser without cost to the Purchaser or any member of the group of companies of which the Purchaser is a member (including the Company and the Subsidiary Undertakings or any of them).

4.17 Without prejudice to the provisions of Clause 13, the Purchaser irrevocably and unconditionally waives any right it may have to rescind this Agreement, and/or claim damages, for any breach of warranty or untrue representation, undertaking or statement of fact or opinion made to it in relation to the subject matter of this Agreement or the Company or the Subsidiary Undertakings which is not contained in this Agreement and the liability of the Vendor and Charles Baynes under or in respect of the Warranties is in place of and in substitution for any liability of either of them under any other head of loss that could arise in respect of any facts stated in the Warranties provided that nothing in this clause shall exclude liability for any warranty, representation, undertaking or statement of fact or opinion made fraudulently. In particular, but not by way of limitation, the Purchaser acknowledges and agrees with the Vendor and Charles Baynes (for themselves and for the benefit of their respective officers, employees, agents and advisers and as trustee for such officers, employees, agents and advisers) that this Agreement has been entered into on the basis that (without prejudice to the Warranties or the Tax Deed or any indemnity given under this Agreement) neither of them nor any member of the Vendor Group nor any of their respective officers, employees, agents or advisers has made nor is taken as making any representation or warranty as to the accuracy or completeness or otherwise of the information contained in the information bundles supplied to the Purchaser or its advisers and referred to in paragraph 1(b) of the Disclosure Letter under the heading "General Disclosures" nor accepts any duty of care to the Purchaser or the Guarantor in respect thereof and that (save as aforesaid) none of such persons shall be liable in any way whatsoever to the Purchaser or the Guarantor in the event that, for whatever reason, such information proves to be inaccurate, incomplete or misleading in any respect.

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
4.18 If any claim is made by the Purchaser for breach of any of the Warranties, then, for the purposes of determining the amount for which the Warrantors are liable as a result of such breach, the Warrantors shall be entitled to assert that account shall be taken of the amount of any saving of tax or other benefit which has in fact been or is subsequently obtained by any member of the group of companies of which the Purchaser is a member by reason of the matters constituting such breach of Warranty.

4.19 The provisions of this Clause 4 shall not apply in respect of:-

     4.19.1 any claim under paragraphs 2.2, 2.4, 3.1, 3.2 and 20.1 of Schedule 4; and

     4.19.2 any claim arising out of fraud on the part of the Vendor or Charles Baynes.

4.20 Nothing in this clause 4 shall operate so as to qualify in any way the Purchaser's duty to mitigate loss suffered by virtue of a breach of the Warranties.

5. Purchaser's and Guarantor's warranties

5.1 The Purchaser warrants to the Vendors and Charles Baynes in the following terms:-

     5.1.1 the Purchaser has all requisite power and authority to enter into and perform this Agreement;

     5.1.2 the execution and delivery of and performance by the Purchaser of its obligations under this Agreement will not result in a breach of any provision of the constitution of the Purchaser, or result in a breach of or constitute a default under, any agreement or instrument to which the Purchaser is a party or by which the Purchaser is bound, or result in a breach of any order, judgment or decree of any court or governmental agency by which the Purchaser is bound.

5.2 The Guarantor warrants to the Vendor and Charles Baynes in the following terms:-

     5.2.1 the Guarantor has all requisite power and authority to enter into and perform this Agreement; and

     5.2.2 the execution and delivery of and performance by the Guarantor of its obligations under this Agreement will not result in a breach of any provision of the constitution of the Guarantor, or result in a breach of or constitute an default under, any agreement or instrument to which the Guarantor is a party or by which the Guarantor is bound, or result in a breach of any order, judgment or decree of any court or governmental agency by which the Guarantor is bound

5.3 Each of such foregoing warranties shall be separate and independent and shall not be limited by reference to any other of them or any other provision in this Agreement.

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
6. Announcements and confidentiality

6.1 The Announcements shall be released by Charles Baynes in the United Kingdom and by the Guarantor in the United States of America upon the execution of this Agreement by all the parties hereto and upon Charles Baynes and the Guarantor having agreed the exact time and manner of such releases. No announcement (other than the Announcements) relating to the subject matter of this Agreement or any matter ancillary to this Agreement shall be made by or on behalf of Charles Baynes or the Guarantor without the prior written approval of the other (not to be unreasonably withheld) provided that (even in the absence of the approval of the other party provided it has used reasonable endeavours to consult with and obtain the prior written consent of that other party) nothing shall prevent either party from making any announcement or disclosure required by law, the London Stock Exchange, the United States National Association of Securities Dealers Automated Quotation System or the United States Securities Exchange Commission.

6.2 The Vendor and Charles Baynes shall keep confidential and not at any time after the date of this Agreement disclose or make known in any way to anyone (other than the Purchaser, the Vendor's Solicitors or financial advisers or accountants) or use for its own or any other person's benefit any know how or confidential information relating exclusively to any of the customers, suppliers or affairs of the business of the Group or otherwise relating exclusively to the business of the Group.

6.3 All records, papers and documents in the possession of the Vendor or Charles Baynes relating exclusively to the business or affairs of the Group and of which a Group Company does not have a record or copy shall be deemed to be the property of the Group Company to which such documentation relates and all such items shall be delivered to the Purchaser or as the Purchaser may direct at Completion.

6.4 The Purchaser shall, and shall procure that each Group Company shall, keep confidential and not at any time after the date of this Agreement disclose or make known to any third party other than to the Purchaser's Solicitors or financial advisers or accountants or use for its own or any other person's benefit any confidential information which may have been disclosed to the Purchaser or to any Group Company or which may otherwise have come to the attention of the Purchaser or any Group Company which relates exclusively to the business or affairs of the Vendor Group.

6.5 The parties agree that the Guarantor shall be entitled, notwithstanding any provision of this Agreement, to disclose information regarding the Company and the Subsidiary Undertakings, the terms of this Agreement and matters contemplated herein to potential institutional investors who receive the Offering Circular; provided that the Guarantor shall not disclose any such information without first providing to Charles Baynes a copy of and the opportunity to comment on such proposed disclosure nor shall the Guarantor disclose any information which would result in a breach by the Company of any of the undertakings as to confidentiality referred to in the Disclosure Letter.

6.6 The obligations of confidentiality imposed by the provisions of clauses 6.2,
6.4 and 6.5 shall not apply to the extent that the confidential information in question:-

     6.6.1 is or comes into the public domain without fault on the part of the party (or of a member of the same group as such party) to whom the same was disclosed or to whose attention the same has come;

     6.6.2 has been disclosed to the relevant party by a third party which (to the relevant party's knowledge) was able lawfully to disclose the same; or

     6.6.3 is required by law or regulation to be disclosed.

7. Completion

7.1 Completion shall take place at the offices of the Purchaser's Solicitors on the Completion Date. On such date the Vendor, Charles Baynes, the Guarantor and the Purchaser shall each perform their respective obligations in relation to the sale and purchase of the Shares in accordance with and as set out in Schedule 3. In addition Charles Baynes and the Guarantor shall agree the cost of closing out the foreign exchange commitments described in Annexure 6 by reference to the spot rate at 2.00 p.m. London time on the Completion Date for delivery of US dollars on the forward dates specified therein and there shall be paid within three Business Days of Completion by Charles Baynes to the Company or by the Company to Charles Baynes the net settlement amount. The Guarantor shall procure the performance by the Company of this obligation.

7.2 The Vendor and Charles Baynes undertake to and covenant with the Purchaser that they will procure that between the date of this Agreement and Completion:-

     7.2.1 no increase shall be made in the authorised, allotted or issued share capitals of the Company or any of the Subsidiary Undertakings;

     7.2.2 no option shall be offered or granted by the Company or any of the Subsidiary Undertakings over the whole or any part of their respective share capitals, whether issued or unissued; and

     7.2.3 no dividends or other distributions shall be declared, made or paid by the Company or any of the Subsidiary Undertakings.

7.3 The Vendor and Charles Baynes further undertake to and covenant with the Purchaser that they will procure that between the date of this Agreement and Completion (save with the previous written consent of the Purchaser):-

7.3.1 the business of the Company shall be carried on in the ordinary and usual course and so as to maintain the same as a going concern and with a view to profit;

7.3.2      the Company shall not:-

           7.3.2.1 alter or agree to alter or terminate or agree to terminate any agreement to which it is a party or enter or agree to enter into any unusual or abnormal contract or commitment otherwise than in the ordinary course of business including, but not limited to, any agreement relating to the Sophia process (as described in Schedule 6);

           7.3.2.2 enter into any transaction, contract or commitment, except in the ordinary course of its business and not requiring the payment in any case of an amount in excess of (pound)1 million over any 12 month period.

           7.3.2.3 other than in accordance with the Company's existing capital expenditure plan, incur any capital expenditure or any capital commitment or dispose of or realise any capital asset or any interest in any such asset in each case for a consideration in excess of (pound)50,000;

           7.3.2.4 create or agree to create any mortgage, charge, lien or encumbrance over all or any of its assets (other than liens arising in the ordinary course of business) or redeem or agree to redeem any existing security or give or agree to give any guarantee or indemnity in respect of the obligations of a third party;

           7.3.2.5 alter or agree to alter the terms of any existing borrowing facilities or arrange any new or additional borrowing facilities;

           7.3.2.6 increase or agree to increase the remuneration (including, without limitation, pension contributions, bonuses, commissions and benefits in kind) of any director or employee or provide or agree to provide any gratuitous payment or benefit to any such person or any of his dependants and no employee whose annual remuneration exceeds (pound)30,000 shall be engaged or dismissed or have his terms of employment altered.

7.3.3 No Subsidiary Undertaking shall commence any business or carry on any trade.

7.4 The Vendor and Charles Baynes shall procure that, between the date of this Agreement and Completion, reasonable advance notice shall be given to the Purchaser of all Meetings of the Board of Directors (or of Committees of the Directors) of the Company (together with an agenda of the business to be transacted at such Meetings and all supporting documentation) and that duly authorised representatives of the Purchaser (not being more than two in number at any one time) shall be permitted to attend and speak at such Meetings. Without the prior written consent of the Purchaser no board meeting of any Subsidiary Undertaking shall be convened or held.

7.5 The Vendor and Charles Baynes shall, and shall procure that the officers and employees of and the professional advisers to the Company and each of the Subsidiary Undertakings shall, between the date of this Agreement and Completion, at the request of the Purchaser supply the Purchaser and/or its professional advisers with such information concerning the Company and the Subsidiary Undertakings and provide such access to the premises of the Company and the Subsidiary Undertakings, in each case, as the Purchaser or its professional advisers may reasonably require. Upon Completion Charles Baynes and the Vendor shall each deliver to the Purchaser's Solicitors a letter stating that to its knowledge (and for this purpose Charles Baynes and the Vendor shall be deemed to have knowledge only of those matters within the knowledge of John Perkins, Eddie Price, Duncan Crighton and John McConnell as if they had made reasonable enquiries in relation thereto) no breach or non-fulfilment of Clause
7.3 has arisen or occurred.

8. Covenants

8.1 Each of Charles Baynes and the Vendor covenants with the Purchaser that it will not, either on its own account or in conjunction with or on behalf of any other person or persons, whether directly or indirectly, for the period of:-

     8.1.1 three years from the Completion Date, be engaged or concerned or interested or participate in or carry on any business which is the same as or similar to or in competition with the businesses carried on by the Company, including, but not limited to the following businesses anywhere in the Territory:

           (a) the manufacture or design of aluminium or magnesium sand castings and the manufacture or design of aluminium investment castings;

           (b) the hot or super-plastic forming of titanium; and

           (c) the stretch forming of aluminium,

     in each case for use in the industries in which each Group Company's businesses currently operate, PROVIDED THAT:

           (i) the restriction contained in this clause 8.1.1 shall not prevent any member of the Vendor Group from holding securities in any company listed or dealt in on a recognised investment exchange on the condition that such holding shall not exceed one per cent of the class of securities of which the said holding forms part.

           (ii) no member of the Vendor Group shall be prevented during such period from acquiring any business or company or group of companies which includes any of the businesses referred to in sub-clauses 8.1.1(a) to 8.1.1(c) ("the competing business") which is ancillary to its principal business (or, in the case of a company which is a member of a group of companies, that of the group taken as a whole) but that member shall use all reasonable endeavours to dispose of the competing business within 12 months of its acquisition; and

     8.1.2 three years from the Completion Date, solicit or entice away or endeavour to solicit or entice away from the Purchaser or any Group Company any person who was at the Completion Date, or who during the period of six months prior to the Completion Date had been, employed by any Group Company whether or not such person would commit a breach of his or her contract of employment by reason of leaving service, save that this clause 8.1.2 shall not apply to any individual employed by any Group Company in a purely secretarial role.

8.2 The Purchaser covenants with the Vendor that it will not, either on its own account or in conjunction with or on behalf of any other person or persons, and will procure that no Group Company will, whether directly or indirectly, for the period of one year from the Completion Date, solicit or entice away or endeavour to solicit or entice away from the Vendor or any member of the Vendor Group any person (excluding John McConnell and Duncan Crighton) who was at the Completion Date, or who during the period of six months prior to the Completion Date had been, employed by the Vendors or any member of the Vendor Group whether or not such person would commit a breach of his or her contract of employment by reason of leaving service, save that this clause 8.2 shall not apply to any individual employed by the Vendor or any member of the Vendor Group in a purely secretarial role.

8.3 The Purchaser hereby covenants to hold the Vendor and Charles Baynes, for themselves and as trustee for each of the members of the Vendor Group, indemnified and to keep them indemnified from and against all losses, costs, expenses and other liabilities incurred by either of them and/or any of the members of the Vendor Group in relation to or arising out of any guarantee, indemnity or similar contingent obligation which has been given or undertaken by any member of the Vendor Group in relation to or arising out of any obligations or liabilities of any Group Company and which is referred to in the Disclosure Letter for the purpose of this clause. The Purchaser undertakes to use its reasonable endeavours to procure the release, as soon as reasonably practicable following Completion, of the Vendor, Charles Baynes and all other members of the Vendor Group from any such guarantees, indemnities or similar contingent obligations provided that in the event the Purchaser has been unable to procure the release of Charles Baynes from the guarantee given by Charles Baynes in respect of the Lloyds Bowmaker finance lease (as more particularly described in the Disclosure Letter) by the second anniversary of the Completion Date then the Purchaser shall at that time discharge in full (by way of repayment of all outstanding amounts due pursuant to such finance lease) the Lloyds Bowmaker finance lease and to the extent the Purchaser has failed to so discharge within a period of ten Business Days from such date Charles Baynes shall be entitled (in its absolute discretion) to procure the discharge and recover from the Purchaser, by way of indemnity, the amount of such repayment and all costs, charges and expenses incurred by Charles Baynes in relation thereto.

8.4 The Vendor hereby covenants to hold the Purchaser, for itself and as trustee for each Group Company, indemnified and to keep it and them indemnified from and against all losses, costs, expenses and other liabilities incurred by any Group Company in relation to or arising out of any guarantee, indemnity or similar contingent obligation which has been given or undertaken by any Group Company in relation to or arising out of any obligations or liabilities of any member of the Vendor Group. The Vendor undertakes to use its reasonable endeavours to procure the release as soon as reasonably practicable following Completion (if not effected upon Completion), of each Group Company from any such guarantees, indemnities or similar contingent obligations given or undertaken by any Group Company in relation to or arising out of any obligations or liabilities of any member of the Vendor Group which remain outstanding following Completion.

8.5 The Purchaser undertakes with the Vendor with effect from the day falling one month after Completion and for a period of five years from Completion not to use, and to procure that no Group Company nor any person connected with any such company shall use, the names, styles and colours of any member of the Vendor Group including, without limitation, "Charles Baynes" or any variation thereof.

8.6 The parties agree that in relation to the outstanding insurance claim (as more particularly described in the Disclosure Letter) in respect of the damage to the Property at Watchmead, Welwyn Garden City (as referred to in Schedule 7), any monies received in respect of such claim ("the Amount Recovered") shall be dealt with in the following manner:-

         8.6.1 that part of the Amount Recovered which relates to the damage to the said Property shall be for the account of the Company and shall be paid to the Company within five Business Days of receipt of the Amount Recovered, where the Amount Recovered is received by a party other than the Company;

         8.6.2 that part of the Amount Recovered which relates to the business interruption caused by the damage to the said Property and attributable to the period prior to Completion shall be for the account of Charles Baynes and shall be paid (either by Aeromet or to the extent such payment would be unlawful an amount equivalent thereto shall be paid by the Purchaser) within five Business Days of receipt of that part of the Amount Recovered, where the Amount Recovered is received by a party other than Charles Baynes.

8.7 Each of the undertakings contained in clause 8 is a separate undertaking by the Vendor or the Purchaser (as the case may be) and in the event that any such undertaking shall be found to be void but would be valid if some part were deleted or the period or area of application were reduced, then such undertaking shall apply with such modification as may be necessary to make it valid and effective.

8.8 The Vendor shall procure that all lump sum death in service benefits which may become payable to any Relevant Person (as defined in paragraph 21.1 of Schedule 4) under the TKR International Limited Retirement Benefits Scheme (the "Scheme") shall be fully insured under a policy of insurance with an insurance company of good repute authorised to issue such insurance for a period of one month following Completion or such shorter period as the Purchaser may notify to the Vendor in writing. The Purchaser shall pay to the Vendor (or such other person or organisation as the Vendor advises payment should be made) the contributions due and payable in respect of employees of the Company or any Group Company, who are entitled as at Completion to lump sum death in service benefits, at the rate of 0.185% of the lump sum death in service benefits payable in respect of each such employee (or at such rate which may become payable by the companies within the Vendor Group participating in the Scheme following any review by the insurance company with whom benefits are insured). Where life cover continues to be provided by the Scheme to such employees following Completion the Purchaser shall procure that no amendment will be made to the level of salary payable or the level of cover provided in respect of each such employee until one month after Completion without the Vendor's prior written consent.

9. Costs

Each party shall pay its own costs and expenses incurred in the negotiation, preparation and execution of this Agreement.

10. Restrictive Trade Practices Act 1976

Where this Agreement is or forms part of an agreement which is subject to registration under the Restrictive Trade Practices Act 1976 ("RTPA"), no restriction accepted or information provision made under that agreement shall be given effect to or enforced until the day after particulars of the agreement have been furnished to the Director General of Fair Trading under section 24 of the RTPA. If any party shall wish to furnish such particulars, the other parties will render such co-operation and undertake such action as may reasonably be required of them for such purpose so that particulars may be furnished as soon as practicable following the signature of this Agreement and each of the parties consents to the disclosure of all information so furnished. In this clause the words and terms "agreement" and "subject to registration" shall have the meanings respectively given to them by the RTPA and the reference to "restrictions accepted" or "information provisions made" under the agreement shall be to restrictions accepted or information provisions made by virtue of which the agreement is subject to registration.

11. Guarantee

11.1 The Guarantor hereby unconditionally and irrevocably guarantees to the Vendor and Charles Baynes, their successors and assigns the due and complete performance by the Purchaser of all of its obligations under this Agreement. If the Purchaser shall default in the due performance of any of its obligations under this Agreement, the Guarantor shall immediately procure the same to be performed.

11.2 The Guarantor agrees that the Vendor and Charles Baynes shall be entitled to enforce this guarantee without making any demand on or taking proceedings against the Purchaser and shall not be required before enforcing this guarantee to pursue, enforce or exhaust any other right, remedy or security which it may have. This guarantee shall continue in full force and effect until all the liabilities and obligations of the Purchaser under this Agreement have been fully performed and discharged.

11.3 This guarantee shall not be affected in any way by any time or indulgence granted to the Purchaser or by any variation, compromise or release of any of its obligations hereunder.

11.4 This guarantee shall not be affected by the liquidation or dissolution of the Purchaser or by the appointment of a receiver over the undertaking, property or assets of the Purchaser or by any circumstances affecting the obligation of the Purchaser to meet its liabilities or by any alteration in the constitution of the Purchaser or by reason of any change in the interest of the Guarantor in the Purchaser. In the event of any such matters or any other act or event in consequence of which the Purchasers loses its separate legal identity, the Guarantor shall become liable for the obligations of the Purchaser under this Agreement as if it were a primary obligor.

11.5 This guarantee shall be of a continuing nature and shall not be considered as wholly or partially satisfied by the payment or liquidation at any time or times hereafter of any sum or sums of money for the time being due to the Vendor or Charles Baynes but shall extend to cover and be a security for all future sums of money at any time owing to the Vendor or Charles Baynes under this Agreement notwithstanding any such payment or liquidation.

11.6 This guarantee shall not be affected or impaired by reason of any fact or event (whether or not similar to any of the facts or events referred to in clauses 11.2 to 11.5) which in the absence of this provision would or might constitute or afford a legal or equitable discharge or release of or defence to a guarantee (other than the express release of its obligations).

11.7 As a separate and independent stipulation, the Guarantor agrees that any sum or sums of money intended to be the subject of this guarantee shall be recoverable from the Guarantor as sole or principal debtor even if they would not be recoverable from the Purchaser, whether by reason of any legal limitation, disability or incapacity or liquidation or the Purchaser or any other fact or circumstance (whether known to the Vendor or Charles Baynes or not) but which would have been recoverable from the Guarantor if the Guarantor was the sole or principal debtor in respect of such liability in place of the Purchaser.

11.8 In consideration of the obligations of the Guarantor under this clause 11 the Vendor and Charles Baynes undertake to the Guarantor to fulfil their obligations to the Purchaser under this Agreement.

12. Guarantee by Charles Baynes

12.1 Charles Baynes hereby unconditionally and irrevocably guarantees to the Purchaser and the Guarantor, their successors and assigns the due and complete performance by the Vendor of all of its obligations under this Agreement. If the Vendor shall default in the due performance of any of its obligations under this Agreement, Charles Baynes shall immediately procure the same to be performed.

12.2 Charles Baynes agrees that the Purchaser and the Guarantor shall be entitled to enforce this guarantee without making any demand on or taking proceedings against the Vendor and shall not be required before enforcing this guarantee to pursue, enforce or exhaust any other right, remedy or security which it may have. This guarantee shall continue in full force and effect until all the liabilities and obligations of the Vendor under this Agreement have been fully performed and discharged.

12.3 This guarantee shall not be affected in any way by any time or indulgence granted to the Vendor or by any variation, compromise or release of any of its obligations hereunder.

12.4 This guarantee shall not be affected by the liquidation or dissolution of the Vendor or by the appointment of a receiver over the undertaking, property or assets of the Vendor or by any circumstances affecting the obligation of the Vendor to meet its liabilities or by any alteration in the constitution of the Vendor or by reason of any change in the interest of Charles Baynes in the Vendor. In the event of any such matters or any other act or event in consequence of which the Vendor loses its separate legal identity, Charles Baynes shall become liable for the obligations of the Vendor under this Agreement as if it were a primary obligor.

12.5 This guarantee shall be of a continuing nature and shall not be considered as wholly or partially satisfied by the payment or liquidation at any time or times hereafter of any sum or sums of money for the time being due to the Purchaser or the Guarantor but shall extend to cover and be a security for all future sums of money at any time owing to the Purchaser or the Guarantor under this Agreement notwithstanding any such payment or liquidation.

12.6 This guarantee shall not be affected or impaired by reason of any fact or event (whether or not similar to any of the facts or events referred to in clauses 12.2 to 12.5) which in the absence of this provision would or might constitute or afford a legal or equitable discharge or release of or defence to a guarantee (other than the express release of its obligations).

12.7 As a separate and independent stipulation, Charles Baynes agrees that any sum or sums of money intended to be the subject of this guarantee shall be recoverable from Charles Baynes as sole or principal debtor even if they would not be recoverable from the Vendor, whether by reason of any legal limitation, disability or incapacity or liquidation or the Vendor or any other fact or circumstance (whether known to the Purchaser or the Guarantor or not) but which would have been recoverable from Charles Baynes if Charles Baynes was the sole or principal debtor in respect of such liability in place of the Vendor.

12.8 In consideration of the obligations of Charles Baynes under this clause 12 the Purchaser and the Guarantor undertake to Charles Baynes to fulfil their obligations to the Vendor under this Agreement.

13. Termination

13.1 If at any time at or before Completion the Purchaser becomes aware of any fact, matter, event or circumstances which would result in a breach of any of the Warranties if they were deemed given again immediately before Completion by reference to the facts and circumstances then subsisting (but so that Warranty
7.2 shall be deemed given again only with the addition of the words "otherwise than as a result of completion of this Agreement" and Warranty 7.3 shall not be deemed to be given again) and such breach or claim would be likely to result in a liability under the Warranties (if they were actually repeated immediately prior to Completion) in excess of (pound)4 million or a reduction in profit before interest and taxation of the Company for the year ending 31 December 1998 of (pound)500,000 or more ("a Deemed Breach"), then the Purchaser shall be entitled by notice to Charles Baynes to terminate this Agreement whereupon this Agreement (except for the provisions of this Clause and of Clauses 1, 6.2 to 6.6 (inclusive), 15, 16 and 17) shall be null and void and of no further effect. The Vendor undertakes to notify the Purchaser of any such fact, matter, event or circumstances which comes to its attention having made reasonable enquiries.

13.2 Whether or not the Purchaser exercises its right to terminate this Agreement in accordance with Clause 13.1 it shall not be entitled to make any claim against the Vendor or Charles Baynes in respect of the fact, matter, event or circumstance giving rise to the Deemed Breach.

14. Properties

14.1 Charles Baynes and the Company shall enter into the Option Agreement upon Completion.

14.2 Charles Baynes, the Company and the Guarantor shall enter into the Deeds of Guarantee and Variation upon Completion.

14.3 Charles Baynes and the Company shall enter into the Birmingham Lease and the Birmingham Car Parking Licence upon Completion.

14.4 On Completion Charles Baynes will procure that a statutory declaration is handed over to the Purchaser, to the effect that:-

     14.4.1 the Unit H Lease was taken in the wrong company name in error and should have been in the name of Aeromet;

     14.4.2 rent under the Unit H Lease has always been paid by Aeromet rather than any third party; and

     14.4.3 Aeromet is the beneficial owner of the Unit H lease.

14.5 As soon as practicable after Completion, Charles Baynes will use its reasonable endeavours to complete and hand over to the Purchaser at the Purchaser's cost a deed of rectification by which this error is remedied and the Unit H Lease is vested in Aeromet, and in the event that Charles Baynes has been unable to do so within three months from Completion despite using its reasonable endeavours, Charles Baynes will use its reasonable endeavours to procure an assignment of the Unit H Lease from Kent Aerospace Castings plc to Aeromet including obtaining a licence to assign from the immediate and superior landlords provided that in each such case the Purchaser shall meet the reasonable cost of so doing.

14.6 The Vendor and Charles Baynes jointly and severally undertake to hold the Purchaser and the Company and each of the Subsidiary Undertakings indemnified and to keep them indemnified from and against all actions claims proceedings losses damages payments costs expenses or liabilities incurred by each of them in relation to or arising in relation to any leasehold property in any part of Great Britain other than the Properties including any actions claims proceedings losses damages payments costs expenses or liabilities arising directly or indirectly from any obligation to pay rent or rents service charges insurance premiums or other monies or observe or perform covenants agreements or conditions contained in the agreement for lease or other document ancillary or supplemental to a lease whether or not expressed to be so or any obligations to make payments under or otherwise observe or perform any guarantee or surety whether as primary or secondary obligor or indemnity or otherwise assume any liabilities of any third party by accepting a lease. v

15. General

15.1 This Agreement constitutes the entire and only legally binding agreement between the parties relating to the sale and purchase of the Shares and no variation of this Agreement shall be effective unless made in writing signed by or on behalf of each of the parties and expressed to be such a variation.

15.2 No failure or delay by any party or time or indulgence given by such party in or before exercising any remedy or right under or in relation to this Agreement shall operate as a waiver of the same nor shall any single or partial exercise of any remedy or right preclude any further exercise of the same or the exercise of any other remedy or right.

15.3 No waiver by any party of any requirement of this Agreement or of any remedy or right under this Agreement shall have effect unless given by notice in writing signed by such party. No waiver of any particular breach of the provisions of this Agreement shall operate as a waiver of any repetition of such breach.

15.4 Time shall be of the essence of this Agreement, both as regards the dates and periods specifically mentioned and as to any dates and periods which may by agreement in writing between the parties be substituted for any of them.

15.5 This Agreement may be executed in two or more counterparts and execution by any of the parties of any one of such counterparts will constitute due execution of this Agreement.

15.6 The provisions of this Agreement shall remain in full force and effect after Completion so far as they then remain to be observed and performed.

15.7 The Vendor and Charles Baynes undertake to the Purchaser that as soon as possible they will do or procure to be done all such further acts and things and execute or procure the execution of all further such documents as the Purchaser may from time to time reasonably require for the purpose of vesting effectively the beneficial and legal ownership of the Shares or as it may direct free from all liens, charges, encumbrances and adverse claims and otherwise to give to the Purchaser the full benefit of the provisions of this Agreement.

15.8 Any rights arising from or in connection with this Agreement may not be assigned by any party save that the Purchaser may, upon providing written notice thereof to Charles Baynes, assign such rights to any subsidiary or holding company or to any subsidiary of such holding company (any such company being hereinafter referred to as a "member of the Guarantor's Group") provided that any such assignee remains a member of the Guarantor's Group and provided further that before any such assignee or the Purchaser ceases to be a member of the Guarantor's Group, the Guarantor will procure that, upon providing written notice thereof to Charles Baynes, such assignee or the Purchaser itself (as the case may be) assigns such rights to the Guarantor or to another member of the Guarantor's Group (any such further assignment to be subject to the same conditions as are set out in this clause 15.8).

16. Notices

16.1 Any notice shall be in writing and signed by or on behalf of the person giving it. Except in the case of personal service, any notice shall be sent or delivered to the party to be served at the address set out in Schedule 1 marked for the attention of the person set out therein. Any alteration to such details shall, to have effect, be notified to the other parties in accordance with this clause.

16.2 Service of a notice must be effected by one of the following methods:-

     16.2.1 personally on a director or the secretary of any party and shall be treated as served at the time of such service;

     16.2.2 by prepaid first class post (or by air courier if from one country to another) and shall be treated as served on the second (or if by air courier the fourth) Business Day in the place of receipt of delivery after the date of posting. In proving service it shall be sufficient to prove that the envelope containing the notice was correctly addressed, the postage paid and duly posted;

     16.2.3 by delivery of the notice through the letterbox of the party to be served and shall be treated as served on the first Business Day after the date of such delivery; or

     16.2.4 by facsimile transmission and shall be treated as served at the time and on the date on which the transmission is made, such delivery being evidenced by printed confirmation of the sender's facsimile machine.

17. Applicable law and jurisdiction

17.1 This Agreement shall be governed by and construed in accordance with the laws of England.

17.2 The parties irrevocably submit to the exclusive jurisdiction of the Courts of England in respect of any claim, dispute or difference arising out of or in connection with this Agreement.

17.3 The Guarantor shall at all times maintain an agent for the service of process and any other documents in proceedings in England or any other proceedings in connection with this Agreement. Such agent shall initially be the Purchaser and any writ, judgment or other nature of legal process shall be sufficiently served on the Guarantor if delivered to such agent at its registered office for the time being. The Guarantor undertakes not to revoke the authority of the above-named agent provided that the Guarantor shall be entitled by giving notice in writing to Charles Baynes to appoint an alternative agent on the same terms set out in this Clause. If, for any reason, Charles Baynes reasonably requests the Guarantor to do so, the Guarantor shall promptly appoint another such agent with an address in England and advise Charles Baynes thereof. If, following such a request and having given the Guarantor a reasonable opportunity to make such appointment, the Guarantor fails to appoint another agent, Charles Baynes shall be entitled to appoint one on behalf of the Guarantor and shall provide written notice thereof to such party.

AS WITNESS this Agreement has been executed by or on behalf of the parties the day and year first before written.

SCHEDULE 1

Part I
Particulars of Charles Baynes

Name:                      Charles Baynes plc

Registered office:         68 Baker Street
                           Weybridge
                           Surrey KT13 8AL

Registered no:             164822

For the attention of:      Company Secretary


Part II
Particulars of the Vendor

Name:                      Westpark Limited

Registered office:         68 Baker Street
                           Weybridge
                           Surrey KT13 8AL

Registered no:             1516704

For the attention of:      Company Secretary


Part III
Particulars of the Purchaser

Name:                      Pacific Aerospace & Electronics (UK) Limited

Registered office:         c/o Macfarlanes, 10 Norwich Street, London EC1A 1BD

Registered no:             3590167

For the attention of:      Tim Lewis

Part IV
Particulars of the Guarantor

Name:                      Pacific Aerospace & Electronics, Inc.

Address:                   430 Olds Station Road
                           Wenatchee
                           Washington 98801
                           USA

For the attention of:      Donald A. Wright

SCHEDULE 2
Part I
Particulars of the Company
Name:-  Aeromet International PLC

Registered in England under no:-    1626585

Registered Office:-    Eurolink Industrial Estate, Sittingbourne, Kent ME10 3RN

Authorised capital:-   (pound)500,000 divided into 5,000,000 ordinary shares of
                       10p each

Issued and fully paid up capital:-    (pound)100,000 divided into 1,000,000
                                      ordinary shares of 10p each

Registered Shareholders:-    Technical Component Industries Limited - 1,000,000
                             ordinary shares of 10p<F1>

Directors:-    A D Crighton
               J McConnell
               T A Hogg
               Coach House Management Services Limited
               Baker Street Corporate Services Limited

Secretary:-    K Lawton

Accounting reference date:-    31 December

<F1>Such shares are the subject of a transfer to the Vendor which is presently subject to adjudication for stamp duty.

Part II
Particulars of the Subsidiary Undertakings

Name:-  Frank Ford (Aircraft Components) Limited

Registered in England under no:-    505590

Registered Office:-    68 Baker Street, Weybridge, Surrey KT13 8AL

Authorised capital:-   (pound)10,000 divided into 10,000 ordinary shares of
                       (pound)1 each

Issued and fully paid up capital:-    (pound)1,000 divided into 1,000 ordinary
                                      shares of (pound)1 each

Registered Shareholders:-    Aeromet International PLC - 1,000 ordinary shares
                             of (pound)1

Directors:-    Coach House Management Services Limited
               Baker Street Corporate Services Limited

Secretary:-    K. Lawton

Accounting reference date:-    31 December

Particulars of the Subsidiary Undertakings

Name:-  Kent Aerospace Limited

Registered in England under no:-    651741

Registered Office:-    68 Baker Street, Weybridge, Surrey KT13 8AL

Authorised capital:-   (pound)10,000 divided into 10,000 ordinary shares of
                       (pound)1 each

Issued and fully paid up capital:-    (pound)100 divided into 100 ordinary
                                      shares of (pound)1 each

Registered Shareholders:-    Aeromet International Plc -
                             100 ordinary shares of (pound)1

Directors:-    Coach House Management Services Limited
               Baker Street Corporate Services Limited

Secretary:-    K. Lawton

Accounting reference date:-    31 December

Particulars of the Subsidiary Undertakings

Name:-  TKR Aerospace Limited

Registered in England under no:-    689646

Registered Office:-    68 Baker Street, Weybridge, Surrey KT13 8AL

Authorised capital:-   (pound)100,000 divided into 100,000 ordinary shares of
                       (pound)1 each

Issued and fully paid up capital:-    (pound)13,520 divided into 13,520 ordinary
                                      shares of (pound)1 each

Registered Shareholders:-    Aeromet International PLC - 13,520 ordinary shares
                             of (pound)1

Directors:-    Coach House Management Services Limited
               Baker Street Corporate Services Limited

Secretary:-    K. Lawton

Accounting reference date:-    31 December

Particulars of the Subsidiary Undertakings

Name:-  TKR Group Limited

Registered in England under no:-    561819

Registered Office:-    68 Baker Street, Weybridge, Surrey KT13 8AL

Authorised capital:-   (pound)30,000 divided into 30,000 ordinary shares of
                       (pound)1 each

Issued and fully paid up capital:-    (pound)30,000 divided into 30,000 ordinary
                                      shares of (pound)1 each

Registered Shareholders:-    Aeromet International PLC - 30,000 ordinary shares
                             of (pound)1

Directors:-    Coach House Management Services Limited
               Baker Street Corporate Services Limited

Secretary:-    K. Lawton

Accounting reference date:-    31 December

Particulars of the Subsidiary Undertakings

Name:-  TKR International Limited

Registered in England under no:-    341757

Registered Office:-    68 Baker Street, Weybridge, Surrey KT13 8AL

Authorised capital:-   (pound)2,384,000 divided into:-
                       (i)  9,272,000 deferred ordinary shares of 25 pence each
                       (ii) 6,600,000 ordinary shares of 1 pence each

Issued and fully paid up capital:-    (pound)2,384,000 divided into:-
                       (i)  9,272,000 deferred ordinary shares of 25 pence each
                       (ii) 6,600,000 ordinary shares of 1 pence

Registered Shareholders:-    Aeromet International PLC -
                             (i)  9,272,000 deferred ordinary shares of 25 pence
                             (ii) 6,600,000 ordinary shares of 1 pence

Directors:-    Coach House Management Services Limited
               Baker Street Corporate Services Limited

Secretary:-    K. Lawton

Accounting reference date:-    31 December

Particulars of the Subsidiary Undertakings

Name:-  Truflo Gas Turbines Limited

Registered in England under no:-    1943211

Registered Office:-    68 Baker Street, Weybridge, Surrey KT13 8AL

Authorised capital:-   (pound)250,000 divided into 250,000 ordinary shares of
                       (pound)1 each

Issued and fully paid up capital:-    (pound)250,000 divided into 250,000
                                      ordinary shares of (pound)1 each

Registered Shareholders:-    Aeromet International PLC - 250,000 ordinary shares
                             of (pound)1

Directors:-    Coach House Management Services Limited
               Baker Street Corporate Services Limited

Secretary:-    K. Lawton

Accounting reference date:-    31 December

SCHEDULE 3

Completion Obligations

Part I

Obligations of the Vendor and Charles Baynes

1. The Vendor shall deliver to the Purchaser:-

1.1 transfers of all the Shares duly executed by the registered holder thereof in favour of the Purchaser or a person or persons nominated by the Purchaser, together with the share certificates and other authority under which such transfer has been executed relating thereto;

1.2 an indemnity in such form as the Purchaser shall require in relation to any missing share certificates of the Shares and the issued shares of the Subsidiary Undertakings;

1.3 an engrossment of the Tax Deed executed by the Vendor and Charles Baynes;

1.4 the common seal, statutory books and other record books of each Group Company written-up to the time immediately prior Completion;

1.5 the certificates in respect of all the issued shares in the Subsidiary Undertakings and duly executed transfers in respect of any such shares not registered in the name of the Company or a Subsidiary Undertaking in favour of the Purchaser or a person nominated by the Purchaser;

1.6 unqualified resignation letters with effect from the Completion Date in the approved terms from K Lawton, Coach House Management Services Limited and Baker Street Corporate Services Limited;

1.7 a power of attorney in the approved terms in favour of the Purchaser or its nominee(s) generally in respect of the Shares and which enables the Purchaser or its nominee(s) to attend and vote at general meetings of the Company;

1.8 the Property Leases duly executed;

1.9 the Birmingham Lease and the Birmingham Car Parking Licence duly executed;

1.10 one part of the Option Agreement duly executed;

1.11 the letter in the approved terms regarding stamp duty;

1.12 a duly signed letter in relation to John McConnell in the approved terms;

1.13 the Deed of Change of Trustee duly executed by the Company and Charles Baynes Pension Trustees Limited;

1.14 deeds of release whereby the Company is released from those guarantees referred to in paragraph 6.1 of the Disclosure Letter.

2. Charles Baynes shall repay or procure the repayment of all sums due to any member of the Group at Completion by any member of the Vendor Group other than trade debts incurred in the ordinary and normal course of any member of the Group's business.

3. Charles Baynes will repay by telegraphic transfer the deposit of US $100,000 to the Guarantor.

4. The Vendor shall procure the holding of a meeting of the board of directors of each Group Company at which board resolutions in the approved terms shall be passed and shall supply the Purchaser with certified copies thereof.

Part II

Obligations of the Purchaser and the Guarantor

The Purchaser and the Guarantor shall, conditionally upon the implementation of the matters set out in Part I of this Schedule:-

1. pay the Shares Consideration to the Vendor for value on the Completion Date;

2. procure the repayment by Aeromet of the Intra Group Debt for value on the Completion Date;

3. deliver to the Vendor an engrossment of the Tax Deed executed by the Purchaser and the Guarantor;

4. deliver to Charles Baynes:-

4.1 the counterparts of the Birmingham Lease and the Birmingham Car Parking Licence duly executed;

4.2 one part of the Option Agreement duly executed by the Company;

4.3 the Deeds of Guarantee and Variation duly executed;

4.4 the duly signed letter referred to at paragraph 1.11 of part I of this Schedule ;

4.5 the counterpart of the letter referred to at paragraph 1.12 of Part I of this Schedule duly signed;

SCHEDULE 4

General Warranties

Accuracy of information

1.1 The information contained in Part I of Schedule 1 and in Schedule 2 is true and accurate in all respects.

Constitution of the Company

2.1 The statutory books and minute books of the Company have been properly kept and contain an accurate and complete record of the matters which should be dealt with in those books and no notice or allegation that any of them is incorrect or should be rectified has been received.

2.2 The Shares are legally and beneficially owned by the Vendor are free from all liens, charges, equities and encumbrances or interests of any nature whatsoever, or any agreement, arrangement or obligation to create any of the same in favour of any other person, are fully paid-up and together represent the entire allotted and issued share capital of the Company.

2.3 The copy of the memorandum and articles of association of the Company annexed to the Disclosure Letter is true and complete and has embodied in it or annexed to it a copy of every such resolution or agreement as is referred to in section 380(1) of the Companies Act and sets out in full the rights and restrictions attaching to the share capital of the Company.

2.4 Save as provided for in this Agreement, no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the present or future creation, allotment, redemption, repayment, issue or transfer of or to grant to any person the right (whether exercisable now or in the future and whether conditional or not) to call for the creation, allotment, issue, transfer, redemption or repayment of, any share or loan capital of the Company under any option or other agreement or under any right of conversion or pre-emption.

2.5 The Company has made all returns which it is required to make to the Registrar of Companies.

2.6 Due compliance has been made with all the provisions of the Companies Act, the Articles of Association of the Company from time to time in force and other legal requirements, in connection with the formation of the Company, the allotment, issue, transfer, purchase and redemption of shares, debentures and other securities in the Company, the reduction of the authorised and issued share capital of the Company, any amendment to the memorandum or articles of association of the Company and the passing of resolutions and the payment of dividends by the Company.

2.7 Since the Accounts Date, no share or convertible share securities of the Company (or any rights or interests therein) have been created, allotted or issued or agreed to be created, allotted or issued.

2.8 The Company has no branches, agency, place of business or permanent establishment outside the United Kingdom.

Capacity and interest of the Vendor and Charles Baynes

3.1 Each of the Warrantors has the requisite power and authority to enter into and perform this Agreement and has the requisite power and authority to enter into and perform the Tax Deed and the other documents to be executed in connection with it ("the Other Documents"), all of which constitute (or will when executed constitute) legal and valid binding obligations on them.

3.2 The execution and delivery of and the performance by the Warrantors of their obligations under this Agreement and the Tax Deed and the Other Documents will not:-

     3.2.1 conflict with, result in a breach of, or constitute a default under, any agreement or instrument to which either Warrantor is a party or by which either Warrantor is bound; or of the Memorandum or Articles of Association of the Company

     3.2.2 conflict with, result in a breach of any order, judgment or decree of any court or governmental agency to which either Warrantor is a party or by which either Warrantor is bound; or

     3.2.3 result in a breach of the rules or requirements of any professional body or trade association of which either Warrantor is a member or by which either Warrantor is bound.

3.3 No indebtedness (actual or contingent) is outstanding and no contract exists between any Group Company and the Vendor or any member of the Vendor Group other than trading arrangements on normal commercial terms.

3.4 Neither of the Warrantors nor any person connected with either of them has any interest, direct or indirect, in any business which competes or is likely to become competitive with the business or any proposed business of the Company other than those holding securities as more particularly defined in Clause 8.1.1.

Accounts and Management Accounts and Working Capital

4.1 The Accounts have been prepared in accordance with all applicable SSAPs, FRSs or UITF abstracts or where there are none, in accordance with generally accepted accounting practice in the United Kingdom, complied in all respects with the requirements of the Companies Act as at the Accounts Date and in all respects with relevant statements of standard accounting practice issued and in force or adopted by the Accounting Standards Board Limited as at the Accounts Date and show a true and fair view of the state of affairs and the financial position of each Group Company as at and for the financial year ended on the Accounts Date and of the profits or losses of each Group Company for the financial year ended on the Accounts Date and, without prejudice to the generality of the foregoing, proper provision or reserve (as appropriate) in accordance with generally accepted accounting practice in the United Kingdom and all relevant statements of standard accounting practice as aforesaid has been made in the Accounts for all assets and liabilities of each Group Company.

4.2 Save as expressly disclosed, the Accounts are not affected by any extraordinary, exceptional or non-recurring items.

4.3 The bases and accounting policies of each Group Company adopted for the purpose of preparing the Accounts are the same as those adopted for the purpose of preparing the audited accounts of that Group Company for the two preceding accounting periods.

4.4 All books of account of each Group Company have at all times been properly and accurately kept and completed, are up to date and contain due and accurate records of all the information required by law and generally accepted accounting principles and contain or reflect no material inaccuracies (whether by omission or otherwise) or discrepancies of any kind.

4.5 The Management Accounts have been prepared on a consistent basis with the monthly management accounts usually prepared by Aeromet and fairly reflect the directors of Aeromet's understanding of the trading and financial position of Aeromet for the five month period ending on and as at the date to which they are prepared.

4.6 The method of valuing stock-in-trade and work-in-progress for the Accounts was in accordance with SSAP 9 and, subject to that Standard, was consistent in all respects with that adopted in the corresponding audited accounts for the preceding three financial periods and has not been challenged by the Inland Revenue for taxation purposes.

Business since the Accounts Date

5. Since the Accounts Date:-

5.1 the Company has (to the extent it is not dormant) carried on its business in the ordinary and usual course and without entering into any transaction, assuming any liability or making any payment not provided for in the Accounts which is not in the ordinary course of business and without any interruption or alteration in the nature, scope or manner of its business;

5.2 the Company has not borrowed or raised any money or taken any financial facility other than Approved Debt;

5.3 the Company has paid its creditors within the times agreed with such creditors;

5.4 the Company has not entered into, or agreed to enter into, any capital commitment nor has it disposed of or realised any capital assets other than in accordance with budget;

5.5 no share or loan capital has been allotted or issued or agreed to be allotted or issued by the Company;

5.6 there has been no reduction in the book value of the net assets of the Company (determined in accordance with the Company's existing accounting policies);

5.7 there has been no material deterioration in the financial position or turnover of the Company;

5.8 no resolution of the shareholders of the Company has been passed nor has any general meeting of the shareholders of the Company been convened;

5.9 no distribution of capital or income has been declared, made or paid in respect of any share in the capital of the Company.

Guarantees, indemnities and borrowings

6.1 There is not outstanding any guarantee, indemnity, security or similar commitment whether secured or unsecured given by the Company to secure the obligations of any third party.

6.2 The Company has no borrowings, and has not agreed to create any borrowings, from its bankers or any other source and, in respect of borrowings disclosed in the Disclosure Letter, the Company has not exceeded any limitation on its borrowing contained in its Articles of Association or in any debenture or loan stock deed or other instrument.

6.3 No option, right to acquire, mortgage, charge, pledge, lien (other than a lien arising by operation of law in the ordinary course of business) or other form of security or encumbrance or equity on, over or affecting the whole or any part of the undertaking or assets of the Company is outstanding and there is no agreement or commitment to give or create any.

6.4 No part of the borrowings or loan capital of the Company is dependent on the guarantee or indemnity of or security provided by any other person.

Customers and suppliers

7.1 Neither more than ten per cent. of the aggregate amount of all the purchases of the

Company nor more than ten per cent. of the aggregate amount of all the sales of the Company in the financial year ended 31 December 1997 were obtained or made from or to the same supplier or customer (including any person, firm or company in any way connected with such supplier or customer).

7.2 No customer or supplier of or to the Company who accounts for ten per cent. or more of the total sales by or supplies to the Company has during the last twelve months ceased or given written notice to the Company of an intention to cease trading with the Company.

7.3 Neither Charles Baynes nor the Company have been notified that any customer or supplier of or to the Company which is listed in Annexure 5 will refuse to continue to deal with the Company or will deal with it on a smaller scale or on terms less favourable to the Company than at present as a result of the completion of this Agreement.

7.4 The Customers and suppliers listed in Annexure 5 represent the ten largest customers and the ten largest suppliers by reference to sums paid or received from such persons in the financial year ended 31 December 1997.

Title to and condition of assets

8.1 Except for trading stock sold, realised or applied by the Company in the ordinary course of its day to day business or for trading stock acquired subject to retention or reservation of title by the supplier or manufacturer of such trading stock and excluding immovable property, all the tangible assets included in the Accounts or acquired by the Company after the Accounts Date:-

     8.1.1 are legally and beneficially owned by the Company free from any mortgage, charge, lien or other encumbrance (other than those arising by operation of law);

     8.1.2 are not held subject to any agreement for lease, hire, hire purchase or sale on conditional or deferred terms; and

     8.1.3 are in the possession or under the control of the Company.

8.2 In respect of any of the items referred to in the preceding paragraph 8.1 which are held under any agreement for lease, hire, hire purchase or sale on conditional or deferred terms, there has been no default by the Company in the performance or observance of any of the provisions of such agreements.

8.3 The plant and machinery, including fixed plant and machinery, and all vehicles and office and other equipment used in connection with the business of any member of the Company are in satisfactory working order have been regularly and properly maintained and are fit for their purpose.

8.4 The Company's work-in-progress is in good condition and is capable of being sold by the Company in the ordinary course of its business.

Insurance

9.1 The Disclosure Letter contains details of all insurance policies currently in force in relation to the Company and of all claims made during the twelve months prior to the date of this Agreement in respect of such policies.

9.2 There is no claim outstanding under such insurance policies nor, so far as the Warrantors are aware, has any event occurred which will give rise to any such claim.

9.3 The Company has paid all premiums due and, so far as the Warrantors are aware, has not done or omitted to do anything the doing or omission of which is likely to make any such policy of insurance void or voidable.

Grants

10. During the two years preceding the date of this Agreement, the Company has not applied for or received any investment grant, employment subsidy or other similar allowance from any authority or agency.

Licences and consents

11. All necessary licences, consents, approvals, permissions, permits and authorities (public and private) have been obtained to enable the Company to carry on its business effectively in the places and in the manner in which such business is now carried on and all such licences, consents, approvals, permissions, permits and authorities are valid and subsisting and so far as the Warrantors are aware there is no reason which would cause any of them to be suspended, cancelled or revoked. For the avoidance of doubt, this Warranty 11 shall not apply to any licences of any kind in respect of Intellectual Property.

Litigation

12.1 The Company is not engaged in any litigation or arbitration proceedings and, no such litigation or arbitration proceedings are pending or threatened by or against the Company, nor has any event occurred which is likely to give rise to any such litigation or arbitration proceedings being commenced by or against the Company.

12.2 The Company is not being prosecuted for any criminal offence and, so far as the Warrantors are aware, there are no such prosecutions pending or threatened nor has any event occurred which is likely to give rise to any such prosecution.

12.3 The Company is not subject to any order or unsatisfied judgment given by any court, governmental agency or other regulatory body or is a party to any undertaking or assurance given to any court, governmental agency or other regulatory body which is still in force and, so far as the Warrantors are aware, no event has occurred which is likely to result in the Company becoming subject to any such order or judgment or being required to be a party to any such undertaking or assurance.

12.4 There are no investigations being carried out into the Company and, so far as the Warrantors are aware, no event has occurred which is likely to give rise to any such investigations.

13. Competition law matters

13.1 The Company is not or has not been a party to any agreement (as defined in the Restrictive Trade Practices Act 1976 ("the RTPA")) which is material to the business of such company and a copy of which has been furnished to the Director General of Fair Trading as provided for in the RTPA or which is or was subject to registration pursuant to the RTPA and which has not been so furnished.

13.2 The Company is or has been a party to any agreement or concerted practice which infringes Article 85 of the EEC Treaty or is in contravention of any regulation or other enactment made under Article 87 of the EEC Treaty.

13.3 No action, practice or course of conduct now or previously done or carried on by the Company and no agreement to which the Company is or was a party or any part of any such agreement:-

     13.3.1 is or has been the subject of any investigation or reference under the Competition Act 1980; or

     13.3.2 is or was unlawful by virtue of the Resale Prices Act 1976; or

     13.3.3 is or was an abuse of a dominant position under the EEC Treaty; or

     13.3.4 infringes any other competition, restrictive trade practice, anti-trust or consumer law or legislation applicable in the United Kingdom or elsewhere and not specifically mentioned in this paragraph 13.3.

13.4 The Company has not received any communication or request for information relating to any aspect of the Company's business from the Director General of Fair Trading, the Monopolies and Mergers Commission, the Secretary of State for Trade and Industry, the Commission of the European Communities. So far as the Warrantors are aware, no agreement, arrangement or conduct of the Company has been the subject of an investigation, report or decision by any of those persons or bodies.

Trading and contractual arrangements

14.1 The Company is not a party to:-

     14.1.1 any partnership, joint venture, European Economic Interest Grouping or consortium arrangement or agreement or any agreement for sharing commissions, finders' fee, royalties or other income;

     14.1.2 any agreement, transaction, obligation, commitment, understanding, liability or arrangement which:

     14.1.2.1 is liable to be terminated or varied in accordance with its terms by another party as a result of any change in control of the Company and whose termination would be likely to have a material adverse effect on the business of the Company;

     14.1.2.2 contains covenants limiting or excluding its right to do business and/or to compete in any area or in any field or with any person, firm or company;

     14.1.2.3 has been entered into otherwise than on an arm's length basis in the ordinary and usual course of the Company's business;

     14.1.2.4 is incapable of complete performance by the Company or, so far as the Warrantors are aware, by the counterparty in accordance with its terms;

     14.1.2.5 is likely to result in the achievement of a gross margin (determined in accordance with the Company's existing method of calculating the same) of less than 10 per cent in respect of such agreement, transaction, obligation, commitment, understanding liability or arrangement;

     14.1.2.6 is a forward contract relating to foreign currency.

14.2 The Company nor so far as the Warrantors are aware any other party to any agreement with the Company is in default under any such agreement as is described in para 14.1 nor (so far as the Warrantors are aware) are there any circumstances likely to give rise to such a default.

14.3 Save for those in the ordinary course of trading, no offer or tender given or made by the Company on or before the date of this Agreement and still outstanding is capable of giving rise to a contract merely by a unilateral act of another person.

14.4 There is no:-

     14.4.1 agency or distributorship agreement requiring payment by the Company of commissions of more than (pound)50,000 per annum; or

     14.4.2 purchase contract or contract for the manufacturing by a sub-contractor of goods the purchase price of which exceeds (pound)250,000 per annum;

to which any part of the business of the Company is subject.

Title deeds

15. All documents which are required to be stamped which are in the possession of the Company and by virtue of which a Company has a right have been properly stamped.

Powers of attorney

16. The Company has not given a power of attorney which remains in effect and no person has any authority (express, implied or ostensible) which is still outstanding or effective to enter into any contract or commitment or to do anything on behalf or the Company other than any authority to employees to enter into routine trading contracts in the normal course of their duties and to executive directors.

Insolvency

17.1 No receiver or administrative receiver has been appointed of the whole or any part of the assets or undertaking of the Company nor has any encumbrance over all or any of its assets become enforceable.

17.2 No administration order has been made in relation to the Company and no petition for such an order has been presented.

17.3 No proposal for a voluntary arrangement under Section 1 Insolvency Act 1986 between the Company and its creditors (or any class of them) has been made to or is in the contemplation of the Company.

17.4 No petition has been presented, no order has been made and no resolution has been passed for the winding-up of the Company.

17.5 The Company has not stopped or threatened to stop payment to its creditors nor is it insolvent or unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 nor is it nor has it admitted to itself to be unable to pay its debts as they fall due.

17.6 No unsatisfied judgment is outstanding against the Company.

17.7 No guarantee, loan capital, borrowed money or interest is overdue for payment and no other obligations or indebtedness is outstanding which is substantially overdue for performance or payment.

17.8 No order has been made and no resolution has been passed for the winding up of the Company or for a provisional liquidator to be appointed in respect of the Company and no petition has been presented and no meeting has been convened for the purpose of winding up the Company.

17.9 The Company has not been a party to any transaction at an undervalue as defined in Section 238 Insolvency Act 1986 nor has it given or received any preference as defined in

Section 239 Insolvency Act 1986, in either case at a time when it was unable to pay its debts as they fell due and within the period of two years ending on the date of this Agreement.

17.10 No event analogous to the foregoing has occurred in or outside England.

17.11 The Company has not suspended or ceased or threatened to suspend or cease to carry on all or a material part of its business.

17.12 No creditor of the Company has attached or taken possession of and no distress, execution, sequestration or other process has been levied or enforced or sued out against any asset of the Company which has not be discharged.

Officers and employees

18.1 The Warrantors have disclosed a list of all those persons employed by the Company as at 23 March 1998 and no other person was employed in the businesses of the Company and its Subsidiary Undertakings as at that date. Those persons named as such in Schedule 2 are the only directors of the Company or the relevant Subsidiary Undertaking (as the case may be) and the particulars set out in Schedule 2 are true and accurate and no additional director has been appointed.

18.2 The particulars shown in the schedule of employees annexed to the Disclosure Letter list all the employees of the Company whose current salary is (pound)30,000 or more ("relevant employees") and shows in relation to each such employee his age, current salary and years' service with and other benefits provided by the Company that the Company is bound to provide (whether now or in the future) and include true and complete particulars of all profit sharing, incentive and bonus arrangements to which the Company is party whether legally binding on the Company or not.

18.3 The Company is under no obligation to increase, nor has it made any provision to increase the aggregate annual remuneration or value of benefits currently payable to the employees of the Company and no change has been made in the terms of engagement of any relevant employee.

18.4 There is not outstanding any contract of service between the Company and any of its directors, officers or employees which is not terminable by the Company without damages or compensation (other than any compensation payable by statute) on three months' notice given at any time.

18.5 No director or relevant employee has served or been served with notice on the Company terminating his contract of employment and no such director or relevant employee will be entitled to give such notice solely by reason of the sale of the Shares to the Purchaser.

18.6 There is no dispute between the Company and any trade union.

18.7 There is no outstanding written notice alleging breach by the Company of regulations made under the Health and Safety at Work etc. Act 1974 or otherwise regarding the health and safety at work of its employees.

18.7 The attention of all employees of any member of the Company has been drawn to such of the terms of their employment as is required by the Employment Rights Act 1996.

18.8 The Company is not a party to any written agreement or arrangement with or commitment to any trades union or staff association nor, so far as the Warrantors are aware are any of its employees members of any trades union or staff association.

18.9 There is no outstanding claim against the Company by any person who is now or has been an officer or employee of any member of the Company or any dispute between the Company and a material number or class of its employees and no payments are due by the Company under the provisions of the Employment Rights Act 1996.

18.10 In the 12 months preceding the date of this Agreement, the Company has not:-

18.10.1 given notice of redundancies to the relevant Secretary of State or started consultations with a trades union under Chapter II of Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992 or failed to comply with its obligations under Chapter II of Part IV of that Act; or

18.10.2 been a party to a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981) or failed to comply with a duty to inform and consult a trade union under those Regulations.

18.11 There is not now outstanding any contract or arrangement to which the Company is a party for the payment to any person or body of any consultancy or like fees exceeding (pound)30,000 per annum.

18.12 Since the Accounts Date, no ex-gratia payments have been made by the Company to any officer or employee or former officer or employee of the Company or to their dependants or relatives nor is the Company considering making any such payments.

Intellectual Property rights

19.1 The Company is the sole and absolute beneficial and legal owner of the Listed Intellectual Property which is owned free and clear from any liens, charges, restrictions and encumbrances.

19.2 No licence, permission or other right has been granted to the Company by any third party in respect of any Intellectual Property except (a) Intellectual Property in computer software which is in substance non-bespoke software and for which the Company has a standard form licence; and (b) the Licensed Intellectual Property (details of which have been disclosed to the Purchaser).

19.3 The Listed Intellectual Property represents all the Intellectual Property which has been duly registered in the name of the Company and the details of such Listed Intellectual Property given in Schedule 6 Part II are correct.

19.4 So far as the Warrantors are aware, the Company has not done or omitted to do any act, matter or thing in respect of any Company Intellectual Property or any Licensed Intellectual Property which would or might impinge upon the validity or enforceability of the same or upon the right of the Company to use the same in relation to the business of the Company as it has been carried on up to the date of this Agreement.

19.5 So far as the Warrantors are aware, none of the Company Intellectual Property:-

     19.5.1 is the subject of any claim or opposition which impinges upon the validity, enforceability or ownership of the same by the Company or the use of the same (or any part of the same) howsoever by the Company;

     19.5.2 is being infringed by any person.

19.6 So far as the Warrantors are aware, none of the processes, products or activities of the business of the Company infringes any right of any other person relating to Intellectual Property or gives rise to a liability for any royalty or similar payment other than by virtue of an agreement relating to Licensed Intellectual Property (as disclosed to the Purchaser).

19.7 So far as the Warrantors are aware the Company has not granted any licences of the Company Intellectual Property other than (a) licences which the Company on less than three months' notice could terminate without liability; and (b) the licences listed in Part III of Schedule 6 and disclosed to the Purchaser.

19.8 So far as the Warrantors are aware the Company has not disclosed any confidential information material to the business of the Company, to any person save where such person is subject to express obligations to keep the same confidential or such obligations are implied by law.

19.9 Where a person other than an employee has been engaged, directly or indirectly by the Company such that he may contribute to the creation of Intellectual Property material to the business of the Company, such person or his employer has so far as the Warrantors are aware, granted rights to the Company which are sufficient for the purposes for which the Company engaged such person.

19.10 So far as the Warrantors are aware no claims have been made or threatened by employees or ex-employees of the Company under s40 of the Patents Act 1977 of any equivalent inventor compensation provision in any jurisdiction.

19.11 The assignment dated 18 November 1994 ("the Assignment") by Triplex Lloyd Plc of the licence relating to the Sophia Process dated 5 July 1989 ("the Licence") was validly and legally effected and so far as the Warrantors are aware the Company as a result has the full benefit of the Licence.

19.12 The licensor under the Licence, Advanced Metal Technology Limited, has made no objections to the Assignment and so far as the Warrantors are aware has not behaved otherwise than that the Company has the full benefit of the Licence.

19.13 So far as the Warrantors are aware there are no reasons why the Licence will be terminated and so far as the Warrantors are aware the Company is not in breach of the Licence.

The Subsidiary Undertakings

20.1 The particulars of the Subsidiary Undertakings set out in Part II of
Schedule 2 are accurate and the Company is the beneficial owner of the entire issued share capital of each of the Subsidiary Undertakings and the shares of the Subsidiary Undertakings are held legally and beneficially as shown in that Schedule free from all liens, charges and encumbrances and with all rights now or hereafter attaching to them and the Company has no other subsidiary undertakings and does not hold or own any other shares in any other companies.

20.2 The terms of the Warranties set out in paragraphs 2.1 and 2.3 to 2.7 of
Schedule 4 are accurate insofar as they are repeated with the words "each Subsidiary Undertaking" or "any Subsidiary Undertaking" (as the case may be) being substituted for the words "the Company".

20.3 The Subsidiary Undertaking:-

     20.3.1  are not engaged in any manner in carrying on any business or trade;

     20.3.2 have no indebtedness, mortgages, charges, debentures or guarantees; or other liabilities (actual or contingent);

     20.3.3 have no employees and have not given any subsisting power of attorney or other authority to any person;

     20.3.4 are not parties to any litigation or arbitration and the Warrantors are not aware of any circumstances which are likely to give rise to any legal proceedings against any Subsidiary Undertaking; and

     20.3.5 have no assets or property and are not parties to any subsisting agreement or contract.

Pensions

21.1 In this paragraph 21 the following terms have the following meanings:

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
Vendor's Scheme                         means the TKR International Limited
                                        Retirement Benefits Scheme.

                                        The term Vendor's Scheme includes, where the context allows, the trustees of the Vendor's Scheme.

Relevant Benefits                       is defined in section 612 of ICTA 1988
                                        but with the omission of the exception
                                        in that definition.

Relevant Person                         each past and present employee, officer
                                        and director of a Group Company and
                                        their respective spouses and dependants
                                        and any person who, at the date of this
                                        Agreement, is a beneficiary (present or
                                        contingent) of the Vendors' Scheme.

ICTA                                    Income and Corporation Taxes Act 1988.

Pensions Act                            the Pensions Act 1995.


21.2 Except under the Vendor's Scheme, no agreement or arrangement exists for the provision of Relevant Benefits for any Relevant Person in connection with which any Group Company is legally liable, or may become legally liable as a result of any action taken by any Group Company prior to the date of this Agreement, to make any payment.

21.3 No change in the benefits currently being provided under the Vendor's Scheme has been announced by the Company or any Group Company. No undertaking or assurance has been given to any Relevant Person as to the continuance or introduction or improvement of any Relevant Benefits which the Company would be required to implement in accordance with good industrial relations practice, whether or not there is any legal obligation to do so.

21.4 The Disclosure Letter contains or has annexed to it copies of documents containing the material provisions of the Vendor's Scheme including, but not limited to:

     21.4.1 the trust deed and rules and the other documents containing the provisions currently governing the Vendor's Scheme;

     21.4.2 a copy of the most recent audited accounts and trustees' report relating to the Vendor's Scheme;

     21.4.3 copies of all notices issued under the Occupational Pension Schemes (Member-nominated Trustees and Directors) Regulations 1996 (as amended) in relation to the Vendor's Scheme;

     21.4.4 a copy of the Vendor's Scheme's internal disputes resolution procedure;

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
     21.4.5 copies of the contracting-out certificates presently in force covering employments with any Group Company and a letter from the Board of the Inland Revenue confirming that the Vendor's Scheme is an exempt approved scheme (as defined in section 592 of ICTA 1988);

     21.4.6 a full list of active, deferred and pensioner members under the Vendor's Scheme.

21.5 The Vendor's Scheme is an exempt approved scheme (as defined in section 592 of ICTA 1988). So far as the Warrantors are aware there is no reason why approval of the Vendor's Scheme by the Board of Inland Revenue should be withdrawn. There is no reason why the contracting out certificate for the Vendor's Scheme might be cancelled, varied or surrendered.

21.6 The Company is the principal employer for the purposes of the Vendor's Scheme.

21.7 There is contained in or annexed to the Disclosure Letter a statement of the amounts and rate of contributions payable to the Vendor's Scheme. Contributions to the Vendor's Scheme are not paid in arrear. All amounts due to the Vendor's Scheme from a Group Company or a Relevant Person have been paid in accordance with the provisions governing the Vendor's Scheme.

21.8 There are no actions, suits, complaints to the Pensions Ombudsman or claims pending or, so far as the Warrantors are aware, threatened against a Group Company or the trustees of the Vendor's Scheme in respect of the provision of Relevant Benefits.

21.9 The liability for all lump sum death in service benefits which may become payable under the Vendor's Scheme to or in respect of any Relevant Person is fully insured with a reputable insurance company on normal terms and at normal rates with all lives assured being treated as enjoying good health and all premiums have been properly paid by their due dates.

21.10 The Vendor's Scheme does not have any employer-related investments (as defined in section 40 of the Pensions Act).

21.11 Other than guaranteed minimum pensions (as defined in the Pension Schemes Act 1993) that accrued prior to 6 April 1997 and lump sum death in service benefits, the Vendor's Scheme only provides money purchase benefits (as defined in the Pension Schemes Act 1993). No Relevant Person has been promised that he will receive Relevant Benefits which are linked to final pensionable salary, however termed or defined, (other than guaranteed minimum pensions and lump sum death in service benefits).

21.12 So far as the Warrantors are aware the Vendor's Scheme has at all times complied with and been administered in accordance with the provisions governing it and all applicable laws, regulations and requirements, including the requirements of the Inland Revenue for continued approval as an exempt approved scheme or the Department of Social Security for continued eligibility for contracting-out of the State Scheme, and of trust law.

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
21.13 Other than in conformity with the contracting out legislation, the provisions of the Vendor's Scheme do not discriminate between male and female members whether directly or indirectly as regards eligibility, the rate of contributions, or the date on or from which benefits will or may be provided.

Compliance with Laws

22. The Company has conducted its business in all material respects in accordance with all applicable laws and regulations of the United Kingdom or any foreign country and there is no violation of, or default with respect to, any statute, regulation, order, decree or judgment of any Court or any governmental agency of the United Kingdom or any foreign country which may have a material adverse effect upon the assets or business of the Company.

Properties

23.1 The Properties comprise the only freehold or leasehold property in any part of the world in which any Group Company has any interest or which are otherwise occupied or used by any Group Company.

23.2 The particulars of each of the Properties set out in Schedule 7 are true and accurate.

23.3 A Group Company is in physical possession and actual occupation of the whole of each of the Properties on an exclusive basis.

23.4 Aeromet is solely entitled at law and in equity to the Properties.

23.5 The Company has in its physical possession free from any lien all of the deeds and documents necessary to prove the title to the Properties and the title deeds and documents (other than the Property Leases and the Birmingham Lease) are all duly stamped originals.

23.6 The Warrantor has no reason to believe that the Properties do not enjoy all rights and privileges necessary for their continued use and enjoyment for their current use without any material restrictions or limitations.

23.7 The current use of the Properties is the permitted use under planning legislation.

23.8 So far as the Warrantor is aware all necessary planning permissions and consents and approvals from all statutory and other competent authorities in relation to the use of the Properties for the current use have been obtained and are valid and subsisting.

23.9 The Vendor has not received any notice of any outstanding breach or non-compliance with any statutory requirements or recommendations of any competent authority.

23.10 In relation to the Properties, the relevant Group Company entitled to the Property has paid all sums due and is not aware of any claim in respect of non observance or performance of the covenants on the part of the tenant and the conditions contained in the leases and the obligations contained in any licence or other document supplemental to any of the leases.

23.11 The replies of the Vendor and the Vendor's Solicitors to the enquiries of the Purchaser and the Purchaser's Solicitors including any enquiries raised or replies given in correspondence concerning the Properties (and any other matters relating to real property) are true and accurate in all respects and the Vendor and Charles Baynes are not aware of any other fact or matter which renders or might upon its disclosure render any such replies misleading.

23.12 Each of the Properties enjoys a valid Fire Certificate (where the same is legally required) and complies in all material respects with all statutes orders and regulations applicable to the Properties in relation to fire prevention and there are no outstanding requirements or recommendations of any competent authority in relation to such matters.

23.13 So far as the Warrantors are aware there are no matters events or circumstances which upon the grant of the Property Leases and the Birmingham Lease would amount to a material breach and/or material non-observance or non-performance of the covenants and conditions on the part of the tenant.

23.14 The Property Leases as completed on 30 June 1998 are in the approved terms.

Miscellaneous

24. The Company does not hold assets in the United States having an aggregate book value of US$ 15 million or more and the Company and all entities controlled by it have not made aggregate sales in or into the United States of US$ 25 million or more in its most recently completed fiscal year.

SCHEDULE 5

Warranties relating to Taxation

1. General

1.1 Each Group Company has made all returns, and notifications ("Returns") it is required by law to make. All Returns have been properly and punctually submitted by each Group Company to all relevant taxation authorities (whether of the United Kingdom or elsewhere) and the Returns are complete and accurate in all respects and are not the subject of any question or dispute nor are, so far as the Vendor is aware, likely to become the subject of any question or dispute with any taxation authority.

1.2 Since the Accounts Date no accounting period of any Group Company has ended.

1.3 All payments by any Group Company to any person which ought to have been made under deduction of taxation have been so made and each Group Company has (if required by law to do so) accounted to the relevant taxation authority for the taxation so deducted.

1.4 Each Group Company has duly and punctually paid all taxation and any customs duties which it has become liable to pay and it has never paid or, so far as the Warrantors are aware, become liable to pay any penalty, fine or surcharge in connection with taxation or any customs duties.

2. Loan relationships

2.1 No Group Company has any loan relationships where:-

     2.1.1 there is a connection between the parties as defined by section 87 Finance Act 1996; or

     2.1.2 there has been or will prior Completion be a release of the amounts payable under the relationship.

2.2 The Accounts account for all of the Group Companies' loan relationships in accordance with an authorised accruals basis of accounting complying with section 85 Finance Act 1996 and there has been no change in such accounting method in respect of any loan relationship since the Accounts Date.

3. Distributions

3.1 No Group Company has since the Accounts Date made or agreed to make any distributions within the meaning of section 209 ICTA 1988 (meaning of "distribution").

4. Capital Allowances

4.1 The aggregate book value of each of the assets of the Group Companies, on which an entitlement to industrial building allowances or other allowances in respect of capital expenditure has arisen under the Capital Allowances Act 1968 or the Capital Allowances Act 1990, in or adopted for the purposes of the Accounts does not exceed the aggregate residue of expenditure or written-down value attributable to such assets for the purposes of those Acts. The aggregate book value of plant and machinery allocated to a pool of plant and machinery on which an entitlement to capital allowances has arisen under Part II Capital Allowances Act 1990 (machinery and plant) does not exceed the written-down value of the qualifying expenditure in respect of each such pool under that Act.

5. Capital Gains

5.1 No Group Company has since the Accounts Date been a party to any depreciatory transaction for the purpose of section 176 Taxation of Chargeable Gains Act 1992 (depreciatory transactions in a group) or which could be treated as a depreciatory transaction under section 177 Taxation of Chargeable Gains Act 1992 (dividend stripping).

6. Groups of Companies

6.1 There is set out in the Disclosure Letter with express reference to this warranty full details of all arrangements relating to relief under the provisions of sections 402 to 413 ICTA 1988 (group relief).

6.2 All dividends and other payments referred to in section 247 ICTA 1988 (group income) which have been paid by Group Companies have been paid under an election made under that section and all such elections are now and will up to Completion remain valid and in force.

6.3 None of the assets of the Group Companies have been acquired from another company which, at the time of acquisition, was a member of the same group as defined in section 170 Taxation of Chargeable Gains Act 1992 (groups of companies - interpretation).

6.4 No tax-free benefit has ever been conferred either upon any Group Company or upon any person connected with a Group Company within the meaning of section 30 Taxation of Chargeable Gains Act 1992 (tax-free benefits). No scheme or arrangement has been effected under which such a tax-free benefit could be so conferred.

6.5 None of the Group Companies' assets and no relevant asset has been materially reduced in value within the meaning of section 30 Taxation of Chargeable Gains Act 1992 (tax-free benefits). No scheme or arrangement has been effected under which there could be such a reduction in value.

7. Value Added Tax

7.1 Each Group Company is a registered and taxable person for the purposes of the Value Added Tax Act 1994 and has complied with and observed in all respects the terms of all statutory provisions, directions, conditions, notices and agreements with HM Customs and Excise relating to value added tax. Each Group Company has maintained and obtained accounts, records, invoices and other documents (as the case may be) appropriate or requisite for the purposes of value added tax which are complete, correct and up-to-date.

7.2 No Group Company:-

     7.2.1 is, or in the two years prior to Completion has been, in arrears with any payments or returns or notifications under any statutory provisions, directions, conditions or notices relating to value added tax, or liable to any forfeiture or penalty or interest or surcharge or to the operation of any penalty, interest or surcharge provision;

     7.2.2 is or has agreed to become, an agent, manager, factor or VAT representative for the purposes of section 47 or 48 Value Added Tax Act 1994 (agents etc.) of any person who is not resident in the United Kingdom

7.3 No Group Company has ever received a surcharge liability notice under section 59 Value Added Tax Act 1994 (default surcharge) or a penalty liability notice under section 64 Value Added Tax Act 1994 (persistent misdeclarations).

8. Close Companies

8.1 No Group Company is or has ever been a close company within the meaning of section 414 ICTA 1988 (close companies).

9. Employees

9.1 Each Group Company has complied with sections 203 to 203L Income and Corporation Taxes Act 1988 (pay as you earn) and the regulations made thereunder in respect of all payments within the meaning of those sections and with the Social Security (Contributions) Regulations 1979 in respect of all earnings which are subject to those regulations.

10. Stamp Duties

10.1 There is no instrument which is necessary to establish any Group Company's title to any right or asset which is liable to stamp duty (or any like duty or tax in a jurisdiction outside the United Kingdom) which has not been duly stamped or which would attract stamp duty if brought within the relevant jurisdiction.

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11. International

Each Group Company is and always has been resident only in the United Kingdom for taxation purposes. No Group Company is liable to taxation in any jurisdiction other than the United Kingdom.

12. No Group Company has since the Accounts Date been involved in any transaction otherwise than on arm's length terms.

13. No Group Company has since:-

13.1 the Accounts Date made any distribution or deemed distributions within the meaning of Sections 209 or 210 ICTA 1988 (distributions and deemed distributions) except as provided for in its audited accounts;

13.2 within the period of six years preceding Completion issued any share capital as paid up otherwise than by the receipt of new consideration (within the meaning of Section 254 ICTA 1988); or

13.3 within the period of six years preceding Completion redeemed, repaid or purchased, or agreed to redeem, repay or purchase, any of its own shares.

14. No securities (within the meaning of Section 254(1) ICTA 1988) issued by any Group Company and remaining in issue at the date of this Agreement were issued in circumstances such that the interest or any other amount payable on those securities falls to be treated as a distribution.

15. No Group Company has within the period of six years preceding Completion made or received any distribution which is an exempt distribution within Sections 213 to 218(1) (inclusive) ICTA 1988 (demergers).

16. If each of the assets other than trading stock of the Company were disposed of for a consideration equal to the book value of that asset in, or adopted for the purpose of, the Accounts, no liability to taxation and no balancing charge (or corresponding tax in any jurisdiction) in relation to any such asset or pool of assets would arise in excess of (pound)20,000 (disregarding for this purpose any relief and allowances available to the Company other than amounts falling to be deducted from consideration receivable under Section 38 TCGA 1992).

17. Foreign exchange and financial instruments

No Group Company has:-

17.1 qualifying assets, qualifying liabilities or currency contracts to which the provisions of Chapter II, Part II Finance Act 1993 apply or will or may apply;

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17.2 interest rate or currency contracts or options to which the provisions of
Chapter II, Part IV Finance Act 1994 apply or will or may apply.

SCHEDULE 6

INTELLECTUAL PROPERTY



Part I

Licensed Intellectual Property


Agreement dated as of 5 July 1989 between Advanced Metal Technology Holland B.V. and Triplex Lloyd PLC and related assignment dated 18 November 1994 from Triplex Lloyd PLC to Kent Aerospace Castings PLC.


Part II

Listed Intellectual Property


Patent application no. 9804599.0 relating to cast aluminium copper alloys


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SCHEDULE 7

PROPERTIES



Property                               Lease

1.  Tame Road Witton Birmingham        The Birmingham Lease

2.  Units F and G Cosgrove Close       30 June 1998 Charles Baynes plc (1)
    Blackpole Worcester                Aeromet International Plc (2)

3.  Unit H Cosgrove Close Blackpole    21st March 1996 Wolseley Centers Limited
    Worcester                          (1) Kent Aerospace Castings Plc (2)

4.  Units 6, 6a, 12a, 12b, 12c and     30 June 1998 Charles Baynes plc (1)
    Sittingbourne                      Aeromet International Plc (2)
    12d Eurolink Industrial Centre

5.  Watchmead Welwyn Garden City       30 June 1998 Charles Baynes plc (1)
                                       Aeromet International Plc (2)

6.  Units D5 and D6 Smeed-Dean Centre  23rd March 1984 The London Life
    Centre Eurolink Industrial Centre  Association Limited and Blue Circle
    Sittingbourne                      Sittingbourne Estates Limited (1) Kent
                                       Automotive Castings (Sittingbourne)
                                       Limited (2)

7.  Unit D4 Smeed-Dean Centre          22nd July 1985 The London Life
    Eurolink Industrial Estate         Association Limited and Blue Circle
    Sittingbourne                      Sittingbourne Estates Limited (1) Kent
                                       Aerospace Castings Limited (2)

8.  21 Laker Road Rochester Kent       13th August 1981 Allnatt London
                                       Properties Limited (1) Industrial
                                       Precision Castings Plc (2)


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SIGNED BY                         )  /s/ JOHN PERKINS
for and on behalf of              )
CHARLES BAYNES PLC                )
in the presence of:               )





SIGNED BY                         )  /s/ JOHN PERKINS
for and on behalf of              )
WESTPARK LIMITED                  )
in the presence of:-              )





SIGNED BY                         ) /s/ DONALD A. WRIGHT
for and on behalf of              )
PACIFIC AEROSPACE &               )
ELECTRONICS (UK) LIMITED          )
in the presence of:-              )





SIGNED BY                         ) /s/ DONALD A. WRIGHT
for and on behalf of              )
PACIFIC AEROSPACE &               )
ELECTRONICS, INC.                 )
in the presence of:-              )


                                       62